FORM 10-K

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

(Mark One)

     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 For the fiscal year ended June 30, 2000.

                    OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

For the transition period from ---------- to ---------

Commission file Number 000-29957

                           TENGTU INTERNATIONAL CORP.
                           --------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                                                77-0407366
---------------------                                   ------------------------
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                       Identification Number)

                                206-5050 Kingsway
                          Burnaby, B.C. Canada V5H 4H2
        -----------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code - (604) 438-9827

Securities registered pursuant to Section 12(b) of the Act:

         Not applicable.

           Securities registered pursuant to Section 12(g) of the Act:


                      $.01 par value per share common stock
              -----------------------------------------------------
                                (Title of class)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X       No
   ------            ------


         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K (ss. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

         State the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant - as of June 30, 2000 - $14,793,126.

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY

                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

         Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes               No
    ------          ------

                    APPLICABLE ONLY TO CORPORATE REGISTRANTS

         Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date: 23,890,607 shares outstanding as of September 27, 2000.

                       DOCUMENTS INCORPORATED BY REFERENCE

         List hereunder, the following documents if incorporated by reference and the Part of the Form 10-K (e.g., Part I, Part II, etc.) into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) of the Securities Act of 1933. The listed documents should be clearly described for identification purposes (e.g., annual report to security holders for fiscal year ended December 24, 1980).

         None of the above documents is incorporated by reference.

                                     PART I


ITEM 1. BUSINESS
------- --------

BACKGROUND INFORMATION ON THE COMPANY AND ITS SUBSIDIARIES
----------------------------------------------------------

ORGANIZATIONAL HISTORY

         The corporation now known as Tengtu International Corp. (the "Company") was incorporated on May 6, 1988, in the State of Delaware, under the name of Galway Capital Corporation. The Company was formed as a development stage enterprise for the purpose of seeking potential business ventures. The Company ceased operations during fiscal year 1990 -1991, and was inactive until May, 1996, other than its activities in seeking a potential business ventures. On August 20, 1993, the Company changed its name to Tower Broadcast, Inc. in order to assist it in searching for a suitable merger or reorganization candidate. On March 20, 1996, the Company, under the name Tower Broadcast, Inc., was cleared by the National Association of Securities Dealers for an unpriced quotation on the over-the-counter electronic bulletin board. The Company sought such clearance because successful negotiation of one or more acquisition or joint-venture opportunities seemed imminent and management foresaw a resultant need to raise capital.

         On May 24, 1996, the Company, in connection with a change in management, changed its name to Tengtu International Corp. This name change was accomplished to reflect the Company's intended business direction and its affiliation with certain Chinese firms in the Chinese educational software industry.

         There have been several changes in the management and control of the Company from the time of its formation in 1988. The Company was incorporated by Patrick C. Brooks and the initial management and directors of the Company were Patrick C. Brooks and Stephanie A. Brooks. Patrick C. Brooks and Stephanie A. Brooks continued in their positions until February, 1995. On February 16, 1995, Patrick C. Brooks resigned as a director of the Company and its President and Chief Financial Officer and Stephanie A. Brooks resigned as a director of the Company and its Secretary. On the same date, Mark A. DiSalvo became a director and President and Chief Financial Officer of the Company and Leah DiSalvo became a director and Secretary of the Company. On January 16, 1996, William C. Pierce was also appointed as a director of the Company.

         On May 31, 1996, Mark DiSalvo resigned as a director and President and Chief Financial Officer of the Company, Leah DiSalvo resigned as a director and Secretary of the Company and William C. Pierce resigned as a director of the Company. On that date, Pak Kwan Cheung was elected and appointed as Chairman of the Company's Board of Directors and as its President and Chief Executive Officer, Stephen Dadson as a director and the Company's Secretary, John Donald Watt, as a director and the Company's Treasurer and Francis Fox and Gordon Reid as directors.

         In June, 1996, Francis Fox resigned as a Company director and Jing Lian and Nan Hai became directors of the Company. In or about January, 1997, Michael Corneilissen became President and a director of the Company. On March 14, 1997, Stephen Dadson was removed a Secretary and as a director of the Company and Michael Corneillesen was removed a President and a director of the Company by the Company's Board of Directors in order to clear a management impasse and promote more efficient management of the Company.

         On April 25, 1997, Barry Clark and Millard Roth were appointed as directors. Barry Clark was also appointed as the Company President and Millard Roth as a Vice President. In June, 1997, Michael Nikiforuk was appointed as a Director of the Company. On January 19, 1998, Mr. Roth's consulting agreement was terminated by the Company and Mr. Roth was no longer a Director or Vice President of the Company after that date. On August 31, 1999, Zhang Fan Qi was elected as a director of the Company.

         Since August 31, 1999, the management and control of the Company have remained the same.


THE BUSINESS OF THE COMPANY
---------------------------

         The Company's operations are carried out through a joint venture, Tengtu United Electronics Development, Co. Ltd. ("Tengtu United"), and four subsidiaries, TIC Beijing Digital Pictures Co., Ltd. ("TIC Beijing")(wholly owned by the Company), Iconix International, Inc. ("Iconix")(44% owned by the Company which constitutes a 30% voting interest as explained below under the heading "ICONIX"), Edsoft Platforms (Canada) Ltd(60.2% owned by the Company) and Edsoft Platforms (H.K.) Limited (wholly owned by Edsoft Platforms (Canada) Ltd. and therefore, 60.2% owned by the Company). These companies engage in the following lines of business in China and Canada: systems integration, development and marketing of educational and entertainment software, animation and multimedia.

         The largest shareholders, other than the Company, in Iconix are (percentages reflect ownership of common stock unless otherwise stated):
Ayelsworth Park Holdings Inc., a Canadian corporation (4.7%), Plum Hollow Investments Inc., an Ontario, Canada corporation (4.7%), Capital Partners Fund I, an Ontario, Canadian limited partnership (100% of convertible preferred shares), B.D. Clark Investments Inc., an Ontario, Canada corporation (10.3%), Greg McLelland (10.3%), James G. Poole (10.3%) and William C. Harker (2.3%).

         B.D. Clark Investments Inc. is a company owned and controlled by Barry Clark, a Company director and its President. James G. Poole provides financial consulting and accounting services to Iconix as an independent contractor. Greg McLelland is an officer of Iconix.

         Pursuant to a shareholders' agreement among the Iconix shareholders, the consent of Capital Partners I is required for certain corporate actions including, a change in the number of directors, articles of incorporation or by-laws, a fundamental corporate change, the issuance, redemption, purchase or other acquisition of shares in Iconix, declaration of dividends or distributions, entering into contracts outside of the ordinary course of business, any capital expenditure in excess of $100,000, appointment of auditors, hiring of senior management with a compensation package in excess of $100,000, establishment of subsidiaries and transactions with affiliates.

         Under this shareholders' agreement, all shareholders, including minority shareholders, have preemptive rights with respect to certain offerings of stock in Iconix. In addition, Capital Partners I has the right to nominate one of Iconix' six directors. None of the other minority shareholders may nominate a director, however, Barry Clark, Greg McLelland, James Poole and Chris Dundas, each of which is a minority shareholder, either individually, or through a corporation they own or control, are Iconix directors. Pak Cheung, the Company's Chief Executive Officer and Chairman of the Board of Directors is also an Iconix director.

         The shareholders, other than the Company, in Edsoft Platforms (Canada) Ltd. are: Goodwill Technologies, Ltd., a British Virgin Islands ("BVI") company (17.7%) and Wing Fat Hong, Ltd., a BVI company (22.1%). An agreement among the Company and these shareholders grants the two minority shareholders one representative each on the five person Board of Directors of Edsoft Platforms (Canada) Ltd. and also provides that the two principals of Wing Fat Hong shall be employed by Edsoft Platforms (Canada) Ltd. as its Executive Vice President and Vice President of Administration and Corporate Development.

         Consent of a majority of the members of the Edsoft Platforms (Canada) Ltd. Board of Directors is necessary for the following actions: amendment of the charter, issuance of stock, mergers, asset sales, consolidations or exchanges of Edsoft Platforms (Canada) Ltd. shares, issuance of dividends, dissolution of the company or a subsidiary, changes in legal counsel or auditors, changes in corporate structure, changes in lines of business, bonus and incentive compensation, incurring indebtedness or expenditures in excess of U.S.$50,000 in the ordinary course of business and incurring expenditures in excess of $10,000 outside of the ordinary course of business.


TENGTU UNITED
-------------

         Tengtu United is based in Beijing, China and is 57% owned by the Company. The remaining 43% is owned by Tengtu China, which is unaffiliated with the Company and is owned by the following four Chinese companies: Legend Computer Group, Taiji Computer Corporation, Great Wall Computer Group and Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd. Zhang Fan Qi, a Tengtu director, is the Chairman of Beijing Oriental Lian Fa Technology & Trade Group Co., Ltd. The other three companies are controlled by either the Chinese Academy of Science or the Chinese Ministry of Electronics. Tengtu United had two full time employees as of June 30, 2000 and approximately 25 independent contractors working on software development.

         Tengtu United develops educational and entertainment software for sale to kindergarten through grade 12 ("K-12") schools in China. The potential market for such software consists of approximately 800,000 Chinese schools with over 200 million students. Tengtu United commenced operations in the first quarter of 1997 and has developed over 30 CD-ROM titles.

         The majority of the software titles developed by Tengtu United are designed to assist students to prepare for Chinese high school and university entrance examinations. These software titles are available by subject matter such as physics, mathematics and chemistry. The remainder of Tengtu United's software titles are animated entertainment games for children.

         The Company had committed an additional $6,000,000 in funding to Tengtu United for the fiscal year ended June 30, 1998 to develop the application platforms needed by the K-12 market. Tengtu United realized that the software titles developed by it could not be sold in sufficient volume because there was no application software platform to enable the teachers and students to utilize these programs. Accordingly, the marketing focus changed from sales of individual titles through the Chinese retail channels to direct marketing of a "Total Solution" to the school systems. The Company has not yet fulfilled its additional commitment. Tengtu United was therefore forced to downsize its operations and research and development activities in 1998 and 1999 causing substantial disruption of its business plan. This lack of funding combined with the weak market for educational software in China sold through traditional retail channels led to most of the losses reflected in Tengtu United's financial statements. Despite its downsizing, Tengtu United, with the assistance of Tengtu China, has continued to work with the Chinese Ministries of Education and Information Technology to find ways to enable Chinese schools to incorporate information technology into teaching. Tengtu China has also provided Tengtu United assistance with research and development. Tengtu United and Tengtu China are continuing their significant role in China's initiative to establish an electronic publishing infrastructure with the Chinese Ministry of Education and Ministry of Information Technology. Tengtu United expects to be able to transfer many books onto CD ROM which can be easily accessed and shared once the schools have the necessary infrastructure to be able to use software titles. Tengtu

China is one of only eight companies that has been granted an electronic publishing license in China and believes that it is the only company in China with a license to publish educational software. The license which was granted by the Chinese Bureau of News on December 1, 1998, is for one year, and is renewable each year thereafter upon approval from the Chinese Government. A renewal application has been filed and is still pending as of September, 2000.

         With respect to the development and sale of application software platforms to the K-12 market in mainland China, the Company is aware of the following competitors: IBM China, Novell China and companies marketing Linux based platforms. The Company has no information as to the nature and extent of their sales of application software platforms to the K-12 market. There are a number of domestic Chinese companies, as well as foreign companies, which produce individual software programs which can be utilized by teachers and students. The Company has no knowledge of their sales into the K-12 market at the school and school district level. Certain of these programs are marketed by other companies directly to the students and their parents, but this is not the market in which the Company is initially focusing. Tengtu United's competition, with respect to educational software programs for use in China, consists of numerous Chinese and foreign software manufacturers.

         Tengtu United now focuses on the sale of educational software and hardware systems to Chinese schools to strengthen the market for its software products and exploit synergies with Iconix and its UserNet(TM) product discussed below.


         With the assistance of Tengtu China, Tengtu United is continuing its work with the Chinese Ministries of Education and Information Technology to advise them on computerized education and teaching and to assist in implementing computerized education in the Chinese schools. Tengtu United also is continuing its work on two "Torch Projects" awarded by the Chinese Ministries of Education and Information Technology. Torch Projects are national initiatives aimed at improving the quality of education designated by the Chinese government. The two Torch Projects are the development of a Digital Library System and a General School Computer Networking System. The Digital Library System is to be a computerized database and catalog of educational books and reference materials. The purpose of the General School Computer Networking System is to introduce computer networking to Chinese schools to enable them to realize greater computer efficiency and sharing of computer software. Iconix' UserNet(TM) software could be used in this project.

         As of June 30, 1999, Tengtu United's software sales performance had been poor because the educational software market has not yet developed as the Company had anticipated. Specifically, Chinese schools lack adequate computer hardware, networks and software platforms and Chinese teachers lack computer training. However, Tengtu United has turned some of these problems into a business opportunity by selling computer hardware, systems and systems integration services to Chinese schools. In doing so, Tengtu United is also creating a market for its software titles. Another reason for the Company's poor software sales performance is computer software piracy, a major problem in China.

         In August, 1999, Tengtu United and Tengtu China entered into a "Cooperation Agreement" with the Microsoft (China) Co., Ltd. ("Microsoft China") which generally provides as follows:

         1. Microsoft China will license proprietary operating software to Tengtu United;

         2. Microsoft China will appoint Tengtu United as its selling representative for its products in the Chinese K-12 school market;

         3. Microsoft China is to contribute funds for marketing Tengtu United's software products in an amount to be agreed upon;

         4. Microsoft China is to provide technical assistance, installation, training and technical support to Tengtu China with respect to installation of its products under the Torch Program;

         5. Microsoft China is to provide funding to Tengtu United to establish one or more educational product demonstration centers;

         6. Microsoft Inc.'s publishing division, pursuant to a copyright license agreement, will license Tengtu United to sell Microsoft's educational software in China;

         7. The parties understand that this Agreement provides only a framework and substantial implementation plans are subject to further agreement.

         Tengtu realizes revenue from the sales of its software and a markup on providing its "Total Solution," a bundled package of software marketed under the name of Tengtu-Microsoft Total Solution to K-12 Schools. Tengtu is Microsoft China's exclusive selling representative for the K-12 market in mainland China.

         Both the Company's and Microsoft's software is integrated on one CD, with a serial number, with both companies' names on the CD. Microsoft China produces the joint CD and ships these CDs to Tengtu United on a COD basis. The programs that are visible to the end users developed by Tengtu United and Microsoft China have been converted to Chinese characters. Each party pays its translation costs. Certain of the Microsoft programs, which are not visible and commonly known as "back room" programs, may not be translated.

         Tengtu United ships the CDs received from Microsoft China to either the school districts directly or, where applicable, to its local marketing partners, which install the CD and any related hardware. Tengtu United and Microsoft China are available at no charge to consult on the installation of the programs. Microsoft China trains and subsidizes the cost of training for the designee for each school.

         Sales are only recorded after the Total Solution is accepted by the purchaser. Because Tengtu United views these contracts as the first of a series of a potential series of many contracts, it has delayed invoicing, when requested, until installation is complete. Because the software and hardware offered by Tengtu United are new to the Chinese school system, the Company believes that many schools and school districts will observe how Tengtu United Total Solution is working before deciding whether to place an order. Also, the Company wants to be in a position to sell the follow-up software titles to the initial purchasers of the start-up package.

         As part of its Total Solution project, Tengtu United has also entered into agreements with two Chinese hardware manufacturers to supply their products to the Chinese K-12 schools. The first is with Legend Computer Group ("Legend"), a minority owner of Tengtu China, the Company's joint venture partner, and also the largest hardware manufacturer in China. The second with is Taigu Computer Company ("Taigu"), which manufactures inexpensive desktop computers specifically for use in schools. Under these agreements, Legend, Taigu and Tengtu United are marketing partners recommending each other's products and if Tengtu United's software is sold as part of a package, the marketing partner is charged a wholesale price.

         If the end user school buys software directly from Tengtu United, it is invoiced the retail price. Tengtu United has found it is more cost effective and logistically more efficient to market to distributors who are invoiced a wholesale price. While most orders received have been shipped, installation has not been completed for many schools because the schools and distributors do not have adequate technical personnel. The Company believes that this installation bottleneck has now been solved as set forth below.

CURRENT TENGTU UNITED BUSINESS DEVELOPMENTS

         Tengtu United continues to work with Tengtu China to capture market share in China in the K-12 educational market. The Company believes that the K-12 educational market is maturing and has significant growth opportunities. The Company also believes that it is in an excellent position to capitalize on its expertise and past experience to become a meaningful participant in this market. Microsoft China and Tengtu United have cooperated to come up with a solution to the Total Solution installation bottleneck and Tengtu United believes that the problem has been solved. Tengtu United therefore believes it can now generate more significant sales commencing September, 2000. Tengtu United's management projects approximately U.S.$5 million in sales for the last two quarters of the calendar year 2000.

         The Ministry of Education of the People's Republic of China has now officially endorsed the Company's Total Solution package for a General Elementary/Secondary (K-12) School Network Information System for China's schools. The Company considers this endorsement on the national level to be very important and further evidence of the Ministry of Education's support of the Tengtu United's mandate to prepare China's educational infrastructure for the 21st century. The Company also believes that the endorsement sends a strong signal to all school boards in China that the Ministry of Education expects their full and serious cooperation in implementing its plan to modernize the Chinese schools, in which Tengtu United is or will be a key component.

         In September, 2000, the Ministry of Education itself placed an order for the Total Solution for 8,000 schools and has committed to have the Total Solution installed in remote areas. The Company plans cooperation with the Ministry of Education in expediting the implementation of the Total Solution.

         The Total Solution now makes available, via intranet and Internet, a comprehensive set of tools not only for computerized class instruction , but for school office administration and the management of educational and multimedia resources. Designed specifically to accommodate broadband Internet connections via satellite and cable, Tengtu's Total Solution software is now an ideal tool for distance learning. With this addition, the Company has entered into a license agreement with Internet technology leader, Netopia, Inc., so that it can provide China's and Hong Kong's K-12 schools with a unique suite of customized Internet solutions for e-education that supports the Company's e-commerce objectives. The Total Solution is an IT based foundation that can easily be linked to Netopia's customizable web platforms. The common objective of this relationship is to create an e-educational portal of unprecedented size and functionality as the Company and Netopia roll out their products and services to China's 800,000 K-12 schools, encompassing 200 million students and their families.

         The goal of the Company in entering into the Netopia, Inc. license agreement is for each school to have its own individual website that integrates applications for teaching and learning, home/school communication and resource sharing. In addition, each school is to have access to a complete suite of Internet solutions customized to meet its specific e-commerce needs. This product offering will act as a pipeline for transporting merchandise orders, distance-learning courses, parent/grandparent registration charges and a host of similar subscription fees.

         Once the Total Solution project has been fully implemented with a significant number of users in the school system, the Company plans to become an ASP (Application Service Provider), and, through its strategic partnership with Netopia, Inc., transform its education business model from its present state of systems integrator/developer to high value added ASP/ICP (Application Service Provider/Internet Content Provider).

TIC BEIJING
-----------

         TIC Beijing is a wholly owned subsidiary of the Company which commenced operations in July, 1997 and has ten employees. Two of the employees are responsible for marketing, five are responsible for production and engineering and three perform administrative functions. TIC Beijing's primary business is to provide information technology services to the education and entertainment industries in China, focusing on animation and multimedia. Specifically, TIC Beijing has the capability to produce two and three dimensional animation, digital integration for television post-production and digital visual effects for movies.

         TIC Beijing provides its services to major television stations including Central China Television ("CCTV") and Beijing Television. TIC Beijing continues to seek to expand its business to include pre-production, co-production of television shows, distribution of foreign television programs and co-productions of television cartoons. This expansion will require an additional investment of approximately $3 million. Governmental approval is required for the distribution and broadcast of foreign programs.

         TIC Beijing's services are marketed by its own in-house marketing staff with contacts in the Chinese television industry and through attendance at trade shows and conferences.

         TIC Beijing's competition consists of five local Beijing studios. However, none of these studios have both two and three dimensional animation and post-production facilities. In addition, TIC Beijing is the only studio that is foreign owned and believes it has easier access to foreign technology. Because of the reduction of the cost of hardware and software needed to produce animation, there are a number of small independent companies which have the capability to produce animation work at a lower cost than TIC Beijing. TIC Beijing therefore is now planning to become a producer, instead of only a service provider, to continue its position as a leader in the Chinese animation industry. In addition, the Company plans to establish a connectivity and content partnership for TIC Beijing so as to migrate Internet based applications for the entertainment and multimedia industries.

         TIC Beijing has a license to operate its business from the Chinese government, which was granted by the Bureau of News on October 11, 1997 and is valid until October 10, 2017, and which is reviewed each year in accordance with standard Chinese government policy. There is no other significant government approval or regulation of its business.

         TIC Beijing has entered into an arrangement with the Guongdong Southern Natural Museum Co., Ltd., which is providing a portion of the production cost, to produce and market an initial total of 28 episodes of science programs. It is contemplated that additional episodes will follow. TIC Beijing has also entered into a joint venture with Boomstone Entertainment, Inc. and Crawleys i Inc. to initially co-produce 26 episodes of an animated television series, "Germs," to commence on the receipt of appropriate financing, of which there is no assurance. Distribution for Germs is planed for Asia, North America and Europe. The joint venture is also to develop and market ancillary products to Germs and other animation series.

ICONIX
------

         Iconix is a Toronto, Canada based company in which the Company had a 44% interest as of June 30, 2000. The preferred shares in Iconix, held by a third party investor, Capital Partners I, are entitled to approximately 32% of the combined voting power of all classes of Iconix stock. The Company owns approximately 44% of the Iconix common stock which represents the remaining 68% of the combined voting power of all classes of Iconix stock. Therefore, the Company holds a 30% voting interest in Iconix. Iconix and its UserNet(TM) product were acquired from Unisys Canada in May, 1997 for $214,000 [Canadian].

                  Iconix recently entered into an agreement to sell all of its assets which is expected to close at the end of September, 2000. If this transaction closes, the Company is expected to receive approximately U.S.$650,000 for its share of Iconix.

         Iconix has two employees and eleven independent contractors. The independent contractors provide executive services, finance services, sales, installation, technical and customer educational services.

         Iconix develops and markets middleware network management software exclusively for the K-12 educational software market worldwide. Iconix' UserNet(TM) product allows non-technical school staff to manage complex computer networks with an easy to use tool set. All computing resources, including personal computers, printers, internet resources, software applications and userfiles can be centrally managed through UserNet(TM), resulting in savings in costs and administrative task time. Iconix has sold approximately 750 upgrades since May 1997. Iconix had new sales of approximately 750 UserNet. The initial cost for UserNet(tm) is $3,495 and Iconix charges a per hour/per diem cost to install UserNet(tm) and familiarize the persons who will utilize the equipment. There is a $500 annual charge for the use of the UserNet(tm) hotline.

         Iconix is planning to introduce a Mandarin Chinese version of UserNet to bundle with Tengtu United's software titles. The demonstration version of the Mandarin version is now complete. By bundling UserNet with Tengtu United's CD-ROM based courses in Mandarin, Tengtu United and Iconix are attempting to become the major software supplier to the more than 800,000 Chinese schools with over 200 million students. Both Iconix and Tengtu United plan to make use of TIC Beijing's services to provide leading edge sound, multimedia and entertainment content to their K-12 software.

         In March, 1999, Capital Partners I, a Canadian Corporation, invested $999,600 (Canadian) in Iconix in exchange for 588 convertible preferred shares. These funds have been used to finance Iconix' current activities as well as for additional marketing and product development. To date, Iconix has expended approximately $250,000 of that funding in defining and developing network interface software for Novell Networks with NDS directories and for Windows 2000 ACTIVE directory services and anticipates spending another $250,000 for development of these new products prior to December 31, 2000.

         If Capital Partners I were to convert all of its preferred shares, it would own 32% of Iconix' common stock and the Company would own 30%.

         UserNet is marketed and distributed through Iconix' sales force and through its web site at WWW.ICONIX.COM. Its sales force consists of three independent contractors, working under Greg McLelland, Iconix' President, who each devote substantially all of its time to marketing UserNet and its updated versions. Iconix' UserNet name is a registered trademark in Canada and the UserNet source code is copyrighted.


EDSOFT PLATFORMS (CANADA) LTD. AND EDSOFT PLATFORMS (H.K.) LIMITED
------------------------------------------------------------------

         In July, 1999, the Company formed a joint venture company, Edsoft Platforms (Canada) Ltd. ("Edsoft"), in which the Company has a 60% interest, to market and sell educational software (including UserNet and software developed in China by Tengtu United) through Edsoft Platforms (H.K.) Limited, a Hong Kong company wholly owned by Edsoft, tailored to the educational market in Hong Kong. In July, 1999, Edsoft received an investment of H.K.$2,000,000 from private investors in the form of a loan. That loan is included in the Company's financial statements on the line item titled "Related Party Loans Payable." Edsoft is in the process of attempting to raise an additional U.S.$5 million in working capital.

         After June 30, 2000, Edsoft Platforms (H.K.) Limited underwent a major restructuring in order to focus on sales of Multimedia Digital Classroom software in Hong Kong. Sales commenced in July, 2000 and Edsoft Plaforms (H.K.) Limited management expects that they will increase. The Company plans to involve Edsoft Platforms (H.K.) Limited in its relationship with Netopia, Inc., described above, in order to enhance its growth and profitability.

ebiztengtu.com, Inc.
--------------------

         On March 6, 2000, the Company formed ebiztengtu.com, Inc. in Delaware, as a wholly owned subsidiary to focus on internet related businesses.


EMPLOYEES

         The Company, exclusive of subsidiaries, has two full time employees and four independent contractors.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS

         For the fiscal years ended June 30, 1998, 1999 and 2000, the Company operated through its subsidiaries in China.

ITEM 2. PROPERTY
------- --------

         The Company does not own any significant physical properties. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

         YEAR ENDING
         JUNE 30,
         --------

          2001                      $   66,075
          2002                          51,340
                                      --------
Total                               $  117,415
                                       =======

         Rent expense for the years ended June 30, 2000, 1999 and 1998 has been charged as follows:


                                                       YEAR ENDED JUNE 30,
                                                       -------------------
                                                 2000        1999         1998
                                                 ----        ----         ----


General and administrative expense          $   62,671   $   54,551   $  790,065
Research and development                             0            0      110,810
Selling expense                                  6,281        8,900       79,531
Cost of sales                                   33,945       52,114       72,257
                                            ----------   ----------   ----------
Total rent expense                          $  102,897   $  115,565   $1,052,663
                                            ==========   ==========   ==========

ITEM 3. LEGAL PROCEEDINGS
------- -----------------

         The Company is not currently a party to any pending legal proceeding, nor does the Company know of any proceeding that any governmental authority may be contemplating against the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------- ---------------------------------------------------

         No matter was submitted to a vote of the security holders during the fourth quarter of the Company's fiscal year.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY and RELATED STOCKHOLDER MATTERS
------- ---------------------------------------------------------------------

         The principal market where the Company's common equity is traded is the Nasdaq OTC Bulletin Board. The high and low bid prices of the Company's common stock for each quarter within the last two fiscal years, and subsequent interim periods, were:

                                            HIGH/ASK          LOW/BID
                                            --------          -------

4th Quarter 1997 -                          1/2               1/8

1st Quarter 1998 -                          3/8               1/8

2nd Quarter 1998 -                          3/16              1/16

3rd Quarter 1998 -                          --                --

4th Quarter 1998 -                          .09               1/16

1st Quarter 1999 -                          9/16              .09

2nd Quarter 1999 -                          1/4               1/8

3rd Quarter 1999 -                          1/4               1/8

4th Quarter 1999 -                          4 3/16            1/4

1st Quarter 2000 -                          4 7/8             1 7/8

2nd Quarter 2000 -                          2 11/16            .95

         These over-the-counter market high and low bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. These high and low bid quotations were obtained from America Online.

         As of June 30, 2000 there was one class of common equity held by approximately 1000 holders of record, including those held in street name. No dividends have been declared by the Company during the last two fiscal years. There are no restrictions which affect or are likely to affect the Company's ability to pay dividends in the future.

RECENT SALES OF UNREGISTERED SECURITIES

         On July 20, 1999, the Company sold 750,000 shares of its common stock, $.01 par value per share, to Zhang Fan Qi, a Company Director for $150,000 in cash. The sale was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act") provided by Section 4(2) thereof.

         The facts relied upon for an exemption under Section 4(2) of the Act are as follows:

         1. The securities were offered and sold in a private transaction without general solicitation or advertisement;

         2. Zhang Fan Qi is a sophisticated investor, and director of the Company, who has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of this investment in the securities and protecting his interests in connection with the investment;

         3. Zhang Fan Qi had a preexisting business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enabled him to be aware of the character, business acumen and financial circumstances of such persons;

         4. Zhang Fan Qi made his own due diligence investigation and executed an investment representation letter stating that the securities were acquired with an investment intent and not with a view to their distribution or resale.

         On December 23, 1999, the Company received an investment of U.S.$1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of The Company's $.01 par value common stock and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of common stock. The purchaser of the Debenture and Warrant was Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle") that is wholly owned by Yugang International Limited, a Hong Kong company engaged in the trading of audio visual products and components, industrial equipment, automobile parts, agricultural products, raw materials and other products in the Central and Western parts of China.

         The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent. The Debenture is convertible into The Company's Common Stock at a conversion price of U.S.$.50 during the first year, U.S.$1.00 during the second year, U.S.$2.00 during the third year and U.S.$4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into Company Common Stock at the then existing market price minus twenty percent.

         The Warrant gives the holder the right to purchase 1,500,000 shares of Company common stock at U.S.$1.00 per share during the first year, U.S.$2.00 per share during the second year and U.S.$4.00 thereafter. The Warrant shall become void three years after issuance.

         In connection with the purchase of the Debenture and Warrant, The Company and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to U.S.$3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise its right to purchase additional debentures. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof, with registration and certain other rights.

         The Debenture and Warrant were offered and sold in reliance upon an exemption from registration provided by Section 4(2) of the Act and Regulation D promulgated thereunder. The facts relied upon for an exemption under Section 4(2) of the Act and Regulation D promulgated thereunder are as follows:

         1. Top Eagle is an "accredited investor" as defined in Rule 501 of Regulation D;

         2. The Debenture and Warrant were offered and sold in a private transaction without general solicitation or advertisement; and

         3. Top Eagle executed an investment representation letter stating that the Debenture and Warrant were acquired with an investment intent and not with a view to their distribution or resale.

         The full details of the Top Eagle investment are set forth in the Company's December 23, 1999 Form 8-K which is incorporated herein by reference.

ITEM 6. SELECTED FINANCIAL DATA
------- -----------------------

         The following is selected summary financial information of the Company for the past five years of operations presented on a consolidated basis as required by Section 301 of Regulation S-K.

                                                          FOR THE FISCAL YEAR ENDED JUNE 30,

                                      1996         1997           1998          1999           2000
                                      ----         ----           ----          ----           ----


total assets                    $   750,576    $ 5,763,961    $ 2,871,926    $ 1,911,912    $ 2,407,842
total sales                               0      2,135,066      3,223,170        624,121        358,026
income (loss) from                  (12,239)    (3,929,390)    (4,402,014)    (1,886,399)    (4,701,285)
continuing operations
income (loss) from continuing        (.0001)          (.22)          (.23)          (.10)          (.23)
operations per common share
dividends declared per                    0              0              0              0              0
common share




ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATION
------- -----------------------------------------------------------------------

Liquidity and Capital Resources

Fiscal Year Ended June 30, 2000

         For the fiscal year ended June 30, 2000, net cash used by operating activities totaled $1,185,677, including a net loss of $4,701,285, and depreciation and amortization of $266,614. Accounts receivable, prepaid expenses, inventories, and other assets decreased by $22,398, $26,188, $16,377 and $28,390 respectively, primarily due to a writedown of obsolete inventory, scaling down and the product refocusing of Tengtu United operations during the year. Advance to Director increased, and due from related party decreased by $30,000 and $168,208, respectively, primarily due to an advance to an officer and a repayment of an advance from Tengtu United.

         Accounts payable, accrued expenses, due to related party consultants and other liabilities increased by $90,249, $14,384, $355,477 and $366,267, respectively. To conserve cash, the Company has deferred payment to consultants and senior management until the next major financing.

         The Company recorded an $8,985 recovery of bad debt from an over-provision recorded in the previous year. During the year, the Company issued common stock for services totaling $947,813, realized the decrease of investment at equity of $80,147, due to losses of the Company's investee (Iconix) and recorded an interest expense due to a beneficial conversion feature of $1,194,334 on the $1.5 million convertible debenture issued to Top Eagle Holdings, Ltd. as described above.

         Net cash used by investing activities amounted to $42,535 primarily due to acquisitions of machinery and equipment for the start-up operations of Edsoft Platforms (H.K.) Limited.

         Funds generated by financing activities during the year included the $1.5 million convertible debenture from Top Eagle, $258,064 from an Edsoft shareholder and $100,000 from a shareholder director as described in Item 5 above. During the year, the Company issued shares for $175,725.

         The Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, and, as of that date, had a working capital deficiency of $2,786,444. These factors, as well as a significant downsizing and product refocusing of operations in its largest operating entity (Tengtu United), create an uncertainty about the Company's ability to continue as a going concern. Management, however, has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a private placement of equity or convertible debenture of $ 2 to 5 million short term financing to provide working capital to the Company in the next 6 months and obtaining a $30 million equity line for the next 3 years. The equity line is currently being negotiated by the Company which entered into a letter of intent with respect thereto in September, 2000. The Company has also entered into letters of intent with several investors to provide the above short term financing.

         During the fiscal year ended June 30, 2000, the Company continued the restructuring and the reduction of operating expenses to a minimum and deferred payments of consulting and management fees. The Company issued a convertible debenture of U.S. $1.5 million and received U.S. $250,000 (U.S. $150,000 for the Company's shares and U.S. $100,000 short term loan) from a shareholder/director.

         Iconix has entered into a letter of intent to sell all of its assets and the Company is expected to receive about U.S. $650,000 in the next 12 months from the sale if completed by the end of September, 2000.

         Tengtu China has continued to provide funding for Tengtu United's operations. The Total Solution is being shipped and installed in China and the Company believes that sales may increase significantly prior to the end of calendar year 2000 by up to U.S.$5 to 10 million.

         The ability of the Company to continue as a going concern is dependant on the success of the above plan.

Fiscal Year Ended June 30, 1999

         For the fiscal year ended June 30, 1999, net cash used by operating activities totaled $232,878, including net loss of $1,886,399, and depreciation and amortization of $292,808. Prepaid expenses, inventories, advances to suppliers and other receivables decreased by $5,307, $191,164, $122,415, $13,382, respectively, primarily due to a writedown of obsolete inventory and scaling down and product refocusing of Tengtu United operations during the year. Accounts receivable, other assets, and advance to Director increased by $76,644, $44,307 and $30,000, respectively, primarily due to longer terms extended to customers and an advance of $ 30,000 to an officer. Due from investee (Iconix) decreased by $50,000 due to a loan repayment from the investee. Accounts payable, accrued expenses and due to related party consultants increased by $ 87,615, $53,019 and $481,124, slightly offset by other liabilities by $1,788. To conserve cash, the Company deferred payments to its consultants and senior management. At the end of the fiscal year ended June 30, 1999, the Company set up a provision for bad debt of another $ 143,081 for overdue receivables. During the fiscal year ended June 30, 1999, the Company issued common stock for services of $303,813 and recorded the decrease of Investment at equity of $65,274 due to the losses of the investee (Iconix).

         Net cash used by investing activities amounted to $63,859 primarily due to acquisitions of machinery and equipment for the animation center at TIC Beijing.

         There were no funds generated by financing activities during the fiscal year ended June 30, 1999.

FISCAL YEAR ENDED JUNE 30, 1998

         For the fiscal year ended June 30,1998, net cash used by operating activities totaled $1,389,820, including net loss of $4,402,014 and deprecation and amortization of $ 289,613. Accounts receivable, prepaid expenses, inventories, advances to suppliers and other receivables decreased by $79,738, $559,611, $248,840, $180,908 and $ 88,097 respectively primarily due to scaling down and product refocusing of Tengtu United operations at the end of the year. Accounts payable increased by $1,084,875 and offset accrued expenses by $256,879. To conserve cash, the Company deferred payments to consultants of $518,931. Included in accrued expenses was a contingent liability of $538,544 payable to a former landlord due to a breach of contract. At the end of the year, the Company wrote down the balance of goodwill of $180,000, set up a provision for bad debt of $66,900 for overdue receivables, issued common stock for services of $243,750 and expensed compensation costs on granting of stock options of $50,000. Net cash used by investing activities amounted to $988,804 primarily due to acquisitions of machinery and equipment for the TIC Beijing Animation Center. There were no funds provided by financing activities during the year.

Fiscal Year 1998, 1999 and 2000 Comparative Operating Results

Revenues
--------
                      2000           1999            1998
                    --------      ---------       -----------
                     358,026       624,121         3,223,170

         The Company derived its revenues from systems integration, educational and entertainment software, and animation businesses. Sales declined by 42.6% from fiscal 1999, following a decrease of 80.6% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations and the delay of Total Solution shipments and installations.

Gross Profit (Loss)
-------------------

                      2000            1999           1998
                    --------       ---------      ---------
                    (148,838)      (145,487)       213,010

         Negative gross profits in fiscal 2000 and fiscal 1999 were due to smaller sales activities but large fixed overhead costs such as rent, depreciation and management staff.

Research and Development Expenses
---------------------------------

                      2000           1999           1998
                    ---------     ----------      ---------
                       0            1,440          511,889

         Research and development expenses were minimal in fiscal 2000 and fiscal 1999 because they were funded by Tengtu China, the Company's joint venture partner.

General and Administrative Expenses
-----------------------------------

                      2000           1999             1998
                    ---------     ----------       -----------
                    1,537,833      699,582         2,587,607

         General and administrative expenses increased by 119.8% from fiscal 1999 primarily due to approximately $300,000 in financing costs incurred for the $1.5 million convertible debenture sold to Top Eagle Holdings, Ltd., Edsoft Platforms (H.K.) Ltd. and Edsoft Platforms (Canada) Limited startup expenses and the introduction of the Total Solution. The decrease of 73.0% from fiscal 1998 was primarily due to the significant downsizing and product refocusing of Tengtu United's operations.

Related Party Consultants
-------------------------


                     2000           1999             1998
                   --------       --------        ---------
                   1,492,813       774,870         890,198

         Related party consultants' expenses increased by 92.7% from fiscal 1999 primarily due to non-cash compensation expense of $750,000 and accrued consultant fees of $80,000 for an officer.

         The decrease of 13.0% from fiscal 1998 was primarily due to the termination of a consultant's services. In 1998, related party consultants expense was included in general and administrative expenses.

Bad Debt
--------

                       2000         1999            1998
                    --------      --------        ---------
                     (8,964)       143,347         66,898

         There was a bad debt recovery of $8,984 in fiscal 2000 from an over-provision of $143,347 in fiscal 1999.

Advertising Expense
-------------------

                       2000         1999            1998
                    --------      --------        ----------
                      28,991         19            128,709

         Advertising expenses were incurred to promote the Total Solution in fiscal 2000. Advertising expenses were minimal in fiscal 1999 due to the downsizing and product refocusing of Tengtu United's operations.

Selling Expense
---------------


                      2000          1999             1998
                    --------      ---------       -----------
                     74,819        52,671           298,396

         Selling expenses increased by 42.0% from fiscal 1999 primarily due to the selling activities related to the introduction of the Total Solution. Selling expenses decreased by 82.3% from fiscal 1998 primarily due to the downsizing and product refocusing Tengtu United's operations.

Depreciation and amortization
-----------------------------

                       2000         1999            1998
                    ---------     ---------       ---------
                      58,698       43,217          97,858

         Depreciation and amortization expenses increased by 35.8% from fiscal 1999 primarily due to the acquisitions of machinery and equipment for Edsoft Platforms (H.K.) Limited operations. Depreciation and amortization expenses decreased by 55.8% from fiscal 1998 primarily due to the downsizing and product refocusing of Tengtu United's operations, resulting in reclassifying certain equipment as idle at June 30, 1999.


Write down of goodwill
----------------------

                      2000          1999            1998
                    --------      ---------       ---------
                        0             0            180,000

         The Company recorded an impairment loss of $180,000 from the write down of goodwill during the fiscal year ended June 30, 1998. As a result of the loss and the necessary revisions to the projected future undiscounted cash flows, there is no longer justification for the carrying value of goodwill resulting from the Company's investment in Tengtu United of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June, 1998. As of June 30,1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

Other Income (Expense)
----------------------

                       2000          1999            1998
                    -----------   ----------      ----------
                    (1,396,477)    (25,766)         79,633

         Other Expenses of $1,396,477 in fiscal 2000 were primarily due to a non-cash interest expense of $1,311,372 on the convertible debenture issued to Top Eagle Holdings, Ltd. and other debt and an equity loss in investee (Iconix) of $80,147. Other Expenses of $25,766 in fiscal 1999 were primarily due to an equity loss of $65,274 offset by other income of $35,585 attributable to sales of technical support services and software copyrights.

Minority Interests in Subsidiary's Loss
---------------------------------------


                       2000         1999            1998
                    ---------     --------        ---------
                     (28,200)        0                0

         The minority interests in subsidiary's loss of $28,200 in fiscal 2000 were due to the start-up loss of Edsoft Platforms (H.K.), Ltd.'s and Edsoft Platforms (Canada) Limited's operations.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain statements in this report which are not historical facts or information are forward-looking statements, including, but not limited to, the information set forth in the Management's Discussion and Analysis section above. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievement of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the United States, China and Canada; the ability of the Company to implement its business strategy; the Company's access to financing; the Company's ability to successfully identify new business opportunities; the Company's ability to attract and retain key executives; the Company's ability to achieve anticipated cost savings and profitability targets; changes in the industry; competition; the effect of regulatory and legal restrictions imposed by foreign governments; the effect of regulatory and legal proceedings and other factors discussed the Company's Form 10 and 10-Q filings. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.


ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
-------- ----------------------------------------------------------

         The Company operates through subsidiaries located principally in Beijing, China, Hong Kong, and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in each geographic region.

         As of June 30, 2000, three customers each with more than 10%, accounted for approximately 40% of accounts receivable. At June 30, 1999, no customer accounted for at least 10% of accounts receivable.

         For the fiscal years ended June 30, 2000 and 1999, no customer accounted for more than 10% of total sales.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

         The Company established an allowance for doubtful accounts at June 30, 2000 of $209,981. The Company believes any credit risk beyond this amount would be negligible. At June 30, 2000, the Company had approximately $815,700 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks.

         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

         Because the Company's subsidiaries and investee operate in China, Hong Kong, and Canada, its accounts receivable are also subject to foreign currency exchange rate risk in the U.S. dollar/Chinese yen, U.S. dollar/Hong Kong dollar, and U.S. dollar/Canadian dollar. These foreign currency exchange rate risks are not hedged by the Company.

MARKET RISK SENSITIVE INSTRUMENTS
---------------------------------


         FINANCIAL INSTRUMENT                      CARRYING VALUE    FAIR VALUE
         --------------------                      --------------    ----------
Instruments entered into for trading purposes

NONE

Instruments entered into for other than trading purposes:

Cash and Cash equivalents
         United States                                  793,847         793,847
         Foreign                                        125,244         125,244
                                                   ---------------   -----------
                  Total                                 919,091         919,091
                                                   ===============   ===========
Accounts receivable, net

         United States                                        0               0
         Foreign                                         36,009          36,009
                                                   ---------------   -----------
                  Total                                  36,009          36,009
                                                   ===============   ===========
Accounts payable

         United States                                1,053,595       1,053,595
         Foreign                                        637,063         637,063
                                                   ---------------   -----------
                  Total                               1,690,658       1,690,658
                                                   ===============   ===========

         The financial instruments are short-term and are not subject to significant market risk. Substantially all financial instruments are settled in the local currency of each subsidiary and, therefore, the Company has no substantial exposure to foreign currency rule exchange risk. Cash is maintained by each subsidiary in its local currency.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
------- -------------------------------------------

Tengtu International Corp. and Subsidiaries

CONTENTS

                                                                    PAGE
                                                                    ----

Independent Auditor's Report                                         F-1

Consolidated Financial Statements:

         Balance Sheet as of June 30, 2000                           F-2

         Statements of Operations for the Years Ended
           June 30, 2000 and 1999                                    F-3

         Statements of Stockholders' Deficit for the Years
           Ended June 30, 2000 and 1999                              F-4

         Statements of Cash Flows for the Years Ended
           June 30, 2000 and 1999                                    F-5

         Notes to Financial Statements                               F-6 to F-20

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial. statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 2000, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  Moore Stephens, P.C.
                                                  Certified Public Accountants

New York, New York
August 28, 2000



                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2000

                                     ASSETS

CURRENT ASSETS

    Cash and cash equivalents                                      $    919,091
    Accounts receivable, net of
     allowance for doubtful accounts
     of $200,097                                                         36,009
    Due from related party                                              170,123
    Prepaid expenses                                                      3,715
    Inventories                                                          18,071
    Other receivables                                                     5,588
                                                                   ------------
                   Total Current Assets                               1,152,597
                                                                   ============

PROPERTY AND EQUIPMENT                                                  967,840
                                                                   ------------
OTHER ASSETS
     Notes receivable                                                    71,940
     Advance to Director                                                 60,011
     License Fees                                                       125,000
     Other assets                                                        30,454
                                                                   ------------
                                                                        287,405
                                                                   ------------
TOTAL ASSETS                                                       $  2,407,842
                                                                   ============
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
    Accounts payable                                               $  1,690,658
    Accrued expenses                                                    419,160
    Related party loan payable                                          100,000
    Due to related party consultants                                  1,415,026
    Other liabilities                                                   414,197
                                                                   ------------
                  Total Current Liabilities                           4,039,041
                                                                   ------------
OTHER LIABILITIES
     Related party loans payable                                        255,490
     Convertible debenture, net of discount                           1,194,334
                                                                   ------------
                                                                      1,449,824
                                                                   ------------
COMMITMENTS
STOCKHOLDERS' DEFICIT
        Preferred stock, par value $.01 per
        share;authorized 10,000,000 shares;
        issued -0- shares
        Common stock, par value $.01 per share;
        authorized 100,000,000 shares;
        issued 23,890,607 shares                                        238,907
        Additional paid in capital                                   11,871,444
        Accumulated deficit                                         (15,184,374)
        Accumulated Other Comprehensive Income (Loss):
                Cumulative translation adjustment                        (6,216)
                                                                   ------------
                                                                     (3,080,239)
    Less: Treasury stock, at cost,
     78,420 common shares                                                  (784)
                                                                   ------------
          Total Stockholders' Deficit                                (3,081,023)
                                                                   ------------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT                                              $  2,407,842
                                                                   ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.






                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEARS ENDED JUNE 30


                                                        2000           1999
                                                   ------------    ------------
SALES                                              $    358,026    $    624,121
COST OF SALES                                           506,864         769,608
                                                   ------------    ------------
GROSS LOSS                                             (148,838)       (145,487)
                                                   ------------    ------------
OPERATING EXPENSES
  Research and development                                  -0-           1,440
  General and administrative                          1,537,833         699,582
  Related party consultants                           1,492,813         774,870
  Bad Debts (recovery)expense                            (8,984)        143,347
  Advertising                                            28,991              19
  Selling                                                74,819          52,671
  Depreciation                                           58,698          43,217
                                                   ------------    ------------
                                                      3,184,170       1,715,146
                                                   ------------    ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                           (80,147)        (65,274)
  Interest income                                        22,641           3,923
  Interest expense                                   (1,311,372)            -0-
  Other income                                            2,240          35,585
  Other expense                                         (29,839)            -0-
                                                   ------------    ------------
                                                     (1,396,477)        (25,766)
                                                   ------------    ------------
LOSS BEFORE MINORITY INTERESTS                       (4,729,485)     (1,886,399)
MINORITY INTERESTS IN SUBSIDIARY'S
 EARNINGS (LOSS)                                        (28,200)            -0-
                                                   ------------    ------------
NET LOSS                                           $ (4,701,285)   $ (1,886,399)
                                                   ============    ============
NET LOSS PER COMMON SHARE [Basic and Diluted]             (0.23)          (0.10)

WEIGHTED AVERAGE NUMBER OF SHARES                    20,863,271      18,813,545



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                                             ACCUMULATED
                                        COMMON STOCK           ADDITIONAL                                       OTHER
                                        ------------            PAID-IN      COMPREHENSIVE    ACCUMULATED   COMPREHENSIVE
                                  SHARES          AMOUNT        CAPITAL      INCOME (LOSS)      DEFICIT     INCOME (LOSS)
                                  ------          ------        -------      -------------      -------     -------------

Balance-June 30,1998             19,297,107    $    192,972   $  9,394,651                  $ (8,596,690)   $     (9,335)

Issuance of common stock
 related to deferred
 Compensation                       180,500           1,805          8,258              0               0              0
Amortization of deferred
compensation related to
stock options and common
stock for services                     --                 0              0              0               0              0
Other Comprehensive income:
 Foreign currency adjustment           --                 0              0   $      2,583               0          2,583
Comprehensive Income:
 Net loss                              --                 0              0     (1,886,399)     (1,886,399)             0
                                                                               ----------
Comprehensive Income                                                           (1,883,816)
                                                                               -----------
                                 ----------    ------------   ------------                   ------------    ------------

Balance-June 30, 1999            19,477,607         194,777      9,402,909                    (10,483,089)        (6,752)

Issuance of common stock            963,000           9,630        166,095              0               0              0
Issuance of common stock
 for promissory notes               330,000           3,300         68,640              0               0              0
Issuance of common stock
 for services                     3,120,000          31,200        733,800              0               0              0
Amortization of deferred
compensation related to
stock options and common
stock for services                     --                 0              0              0               0              0
Paid-in capital related to
 beneficial conversion
 feature-debenture                     --              --        1,153,846              0               0              0
Paid-in capital related to
 detachable warrant-
 debenture                             --              --          346,154              0               0              0
Other Comprehensive Income:
 Foreign currency adjustment           --                 0              0   $        536               0            536
Comprehensive Income:
 Net loss                              --              --             --       (4,701,285)       (4,701,285)           --
                                                                               ------------
Comprehensive Income                                                         $ (4,700,749)
                                ----------    ------------   ------------      ------------    ------------    ------------
Balance-June 30,2000            23,890,607         238,907     11,871,444                      $(15,184,374)   $  (6,216)
                                ==========    ============   ============                      ============    ============









                                TREASURY        UNAMORTIZED
                                STOCK AT         DEFERRED     STOCKHOLDERS'
                                   COST         COMPENSATION    DEFICIT
                                   ----         ------------    -------

Balance-June 30,1998           $       (784)   $   (476,563)  $    504,251

Issuance of common stock
 related to deferred
 compensation                             0               0         10,063
Amortization of deferred
compensation related to
stock options and common
stock for services                        0         293,750        293,750
Other Comprehensive income:
 Foreign currency adjustment              0               0          2,583
Comprehensive Income:
 Net loss                                 0               0     (1,886,399)


Comprehensive Income
                               ------------    ------------   ------------
 Balance-June 30, 1999                 (784)       (182,813)    (1,075,752)

Issuance of common stock                  0               0        175,725
Issuance of common stock
 for promissory notes                     0               0         71,940
Issuance of common stock
 for services                             0               0        765,000
Amortization of deferred
compensation related to
stock options and common
stock for services                        0         182,813        182,813
Paid-in capital related to
 beneficial conversion
 feature-debenture                        0               0      1,153,846
Paid-in capital related to
 detachable warrant-
 debenture                                0               0        346,154
Other Comprehensive Income:
 Foreign currency adjustment              0               0            536
Comprehensive Income:
 Net loss                             --              --        (4,701,285)

Comprehensive Income

                                -----------    ------------   ------------
Balance-June 30,2000            $      (784)   $          0   $ (3,081,023)
                                ===========    ============   ============




              The accompanying notes are an integral part of these
                       consolidated financial statements.




                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED JUNE 30,

                                                         2000           1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                             $(4,701,285)   $(1,886,399)
Adjustments to reconcile net loss to
 net cash used by operating activities:
   Depreciation and amortization                         266,614        292,808
   Provision for (recovery of) bad debt                   (8,984)       143,081
   Loss on investment at equity                           80,147         65,274
   Noncash compensation expense on
     shares issued for services                          947,813        303,813
   Noncash interest expense-convertible debenture      1,194,334            -0-
   Changes in operating assets
   and liabilities:
     Decrease(Increase)in operating assets:
       Accounts receivable                                22,398        (76,644)
       Due from related party                            138,208         (2,762)
       Prepaid expenses                                   26,188          5,307
       Inventories                                        16,377        191,164
       Advances to suppliers                                 -0-        122,415
       Other receivables - current                         7,758         13,382
       Due from investee                                     -0-         50,000
       Advance to director                               (30,611)       (30,000)
       Other assets                                       28,390        (44,307)
     Increase (Decrease)in operating liabilities:
       Accounts payable                                   90,249         87,615
       Accrued expenses                                   14,384         53,019
       Due to related party consultants                  355,477        481,124
       Other liabilities                                 366,267         (1,768)
                                                     --------------------------
   Net Cash Used by Operating Activities              (1,185,677)      (232,878)
                                                     --------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Property and Equipment                      (42,535)       (63,959)
                                                     --------------------------
  Net cash Used by Investing Activities                  (42,535)       (63,959)
                                                     --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from loans                                   1,858,064            -0-
 Cash received for shares issued                         175,725            -0-
                                                     --------------------------
  Net Cash Provided by Financing Activities            2,033,789            -0-
                                                     --------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                   (2,038)         2,583
                                                     --------------------------
INCREASE(DECREASE) IN CASH
  AND CASH EQUIVALENTS                                   803,539       (294,254)
CASH AND CASH EQUIVALENTS,
beginning of year                                        115,552        409,806
                                                     --------------------------
CASH AND CASH EQUIVALENTS, end of year               $   919,091    $   115,552
                                                     ==========================


                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements


1. The Company

         Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee, are the development and marketing of educational software and other forms of electronic publishing in China, Hong Kong and Canada.

2. Going Concern

         As shown in the accompanying financial statements, the Company incurred a net loss of $4,701,285 for the year ended June 30, 2000, used cash in operations of $1,185,677, and, as of that date, had a working capital deficiency of $2,886,444. Those factors, as well as a continued downsizing of operations in its largest operating subsidiary for the year ended June 30, 2000, create an uncertainty about the Company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes a series of equity and debt financing. Currently, the Company has signed term sheets with two separate organizations that would, if finalized into contracts, provide the Company with $5,000,000 of debt financing and up to $30,000,000 in equity capital. Another term sheet has been signed with a different entity that would, if contracted, act as a placement agent, on a best efforts basis, to sell $5,000,000 of the Company's common shares. Additionally, the Company's Canadian investee has signed a draft agreement with a potential purchaser of the investee's assets. If the deal is consummated, the Company would receive approximately $650,000. The Company has also entered into agreements with a number of its related party consultants (See Note 10) to defer payment of their respective fees until the Company completes a major financing transaction, either through equity or debt.

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3. Significant Accounting Policies

     a) Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. For the year ended June 30, 2000, the consolidated financial statements include two new subsidiaries, Significant intercompany balances and transactions have been eliminated on consolidation.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)



3. Significant Accounting Policies (Continued)

     a) Principles of Consolidation (Continued)

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company. In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture, as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

     b) Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 2000, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

     c)Revenue Recognition

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable.

         Revenue from software license fees is recognized on a straight-line basis over the term of the license.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

3. Significant Accounting Policies (Continued)

     c) Revenue Recognition (Continued)

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

     d) Inventories

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

     e) Long-lived Assets

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets. Other long-lived assets are amortized using the straight-line method over the contract life or the useful life, whichever is shorter.

     f) Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

     g) Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

3. Significant Accounting Policies (Continued)

     g) Income Taxes (Continued)

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U. S. federal income tax return.

     h) Loss per Share

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 2000 and 1999, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

     i) Advertising Expense

         The Company expenses advertising costs as incurred.

     j) Impairment

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment.

     k) Foreign Currency Transactions/Translation

         The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency and its Hong Kong subsidiary uses the Hong Kong dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

3. Significant Accounting Policies (Continued)

     k) Foreign Currency Transactions/Translation (Continued)


         Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction. Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

     l) Accumulated Other Comprehensive Income

         Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments,

     m) Stock-based Compensation

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

     n) Software Costs

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

4. Property and Equipment

         Property and equipment at June 30, 2000 is comprised as follows:

                  Computer hardware                         $  131,590
                  Computer software                              9,057
                  Furniture and fixtures                        53,770
                  Automobiles                                  206,553
                  Office equipment                              95,528
                  Leasehold improvement                         29,061
                  Idle equipment                                73,305
                  Production equipment                       1,258,445
                                                             ---------
                  Total at Cost                              1,857,309
                  Less: accumulated depreciation              (889,469)
                                                            ----------
                  Net Property and Equipment                $  967,840
                                                            ==========

         Depreciation charged to operations for the years ended June 30, 2000 and 1999 was $266,614 and $292,808, respectively, of which $207,916 and $214,601 was included in cost of sales for the years ended June 30, 2000 and 1999, respectively.

5. License Fees

         On June 21, 2000, the Company entered into a license agreement with Netopia, Inc. The agreement grants the Company a fee-bearing, non-exclusive license right to promote and otherwise market Netopia's web site product and service tot he Company's customers. The agreement shall continue in perpetuity until terminated by either party. The cost of the agreement of $125,000 is being amortized on a straight line basis over five years. No amortization was recorded for the year ended June 30, 2000 due to the short amortization period of nine days.


6. Long Term Debt

         On December 23, 1999, the Company received cash of $1,500,000 in exchange for a four year Floating Convertible Debenture ("Debenture") convertible into shares of Tengtu's $.01 par value common stock ("Common Stock") and a separate Common Stock Warrant ("Warrant") for the purchase of 1,500,000 shares of Common Stock. The purchaser of the Debenture and Warrant is Top Eagle Holdings Limited, a British Virgin Islands company ("Top Eagle") . The Debenture is due December 15, 2003 and provides for accrual of interest beginning December 15, 2000 at a rate equal to the best lending rate of The Hong Kong and Shanghai Banking Corporation plus two percent (approximately 9% at June 30,
         2000). The Debenture is convertible into Tengtu's Common Stock at a conversion price of $.50 during the first year,$1.00 during the second year $2.00 during the third year and $4.00 on any date thereafter. The unpaid balance of principal and interest outstanding at maturity, if any, may be converted by the holder into the Company's Common Stock at the then existing market price minus twenty percent.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

         The Warrant gives the holder the right to purchase 1,500,000 shares of the Company's Common Stock at $1.00 per share during the first year, $2.00 per share during the second year and $4.00 thereafter. The Warrant shall become void three years after issuance. In connection with the purchase of the Debenture and Warrant. The Company and Top Eagle entered into an Investor Rights Agreement which provides that on or before June 15, 2000, Top Eagle may purchase additional convertible debentures for up to $3.5 million and receive additional warrants on substantially the same terms. Top Eagle did not exercise these rights. The Investor Rights Agreement also provides the holder(s) of the Debenture, Warrant and or the shares issued upon conversion or exercise thereof with registration and certain other rights. The effective interest rate of the debenture is 8.5%.

         Because no portion of the price paid by Top Eagle was for the Warrants, the Warrants were assigned a value by the Company and the Debenture was discounted by that amount. The financial statements reflect entries of $346,154 for a discount to the Debenture and paid in capital for the Warrant. This value was assigned as follows. On the date that the Debenture and Warrant were sold to Top Eagle, the Company's stock was trading at $1.60 per share and the Warrant was exercisable at $1.00. Therefore, the Warrant had a value between $0 and $.60 per share. The Company chose to value the Warrant at $.30 per share. The gross amount of the Debenture and Warrant were therefore $1.5 million (Debenture) plus $450,000 (Warrant - $.30 x 1,500,000) for a total of $1.95 million. Of the $1.95 million, the Warrant represents 23.08% ($450,000/$1.95 million). The discount to the Debenture was calculated by multiplying the percentage of the total represented by the Warrant (23.08%) by the total proceeds received from the sale ($1.5 million). The discount to the Debenture was therefore equal to $346,154 and the Debenture was discounted to $1,153,846 ($1.5 million - $346,154).

         On the date the Debenture was issued, the conversion price was $.50 and the market price was $1.60. The conversion feature was valued at the full adjusted amount of the Debenture, after valuation of the Warrant, of $1,153,846. Because the Debenture was immediately convertible, the full discount was charged to interest expense for the year ended June 30, 2000.

         A group of private investors, in July 1999, advanced approximately $250,000 into Edsoft Platforms (Canada), Inc., one of the Company's subsidiaries, as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full at the maturity date of July 27, 2002.

7. Income Taxes

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation. The Company has accumulated approximately $9,055,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2020.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

7. Income Taxes (Continued)


         Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions Section 382 of the Internal Revenue Code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 2000 and 1999, respectively, no provision is shown on the statement of operations. For U.S. tax purposes, the Company has recorded a deferred tax asset of approximately $3,079,000 at June 30, 2040 and $1,813,000 at June 30,
         1999 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $1,266,000 and $327,000 during the years ended June 30, 2000 and 1999, respectively. The Company's Hong Kong subsidiary has recorded a deferred tax asset of approximately $55,400, totally offset by a valuation allowance due to the uncertainty of realization.

         The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries total approximately $6,700,000. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating lasses expire between 2002 and 2005. The net operating loss for the Hong Kong subsidiary is approximately $365,000 and expires only if there is an ownership change.

8. Concentration of Credit Risk

         The Company operates through subsidiaries located principally in Beijing, China, Hong Kong and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in these geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

         The Company established an allowance for doubtful accounts at June 30, 2000 of $200,097. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 2000, the Company had approximately $815,700 of cash in banks uninsured.


         The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)



8. Concentration of Credit Risk (Continued)

         As of June 30, 2000, three customers, each with more than 10% accounted for approximately 40% of accounts receivable. At June 30, 1999, no customer accounted for at least 10% of accounts receivable.

         For the fiscal years ended June 30, 2000 and 1999 no customer accounted for more than 10% of total sales.

9. Commitments and Contingencies

     a) The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

                Year Ending
                  June 30,
                  -------
                  2001                      $  66,075
                  2002                         51,340
                                            ---------
                  Total                     $ 117,415
                                            =========

         Rent expense for the years ended June 30, 2000 and 1999 has been charged as follows:


                                                            YEAR ENDED JUNE 30,

                                                           2000            1999
                                                           ----            ----

        General and administrative expense               $ 62,671       $ 54,551

        Selling expense
                                                            6,281          8,900

        Cost of sales
                                                         --------       --------
                                                           33,945         52,114
                                                         --------       --------

        Total rent expense                               $102,897       $115,565
                                                         ========       ========


     The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                        Year Ending
                          June 30,
                          --------

                          2001           $248,400

                          2002            218,400

                          2003            128,400

                          2004            128,400

                          2005             42,800
                                         --------
                                         $766,400
                                         ========

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

9. Commitments and Contingencies (Continued)


         b) The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accounts payable at June 30, 2000.


         c) The Company is committed to contribute $6,000,000 to the joint venture and to begin making deferred compensation payments to its related party consultants [See Note 3] upon the completion of its next major financing. However, the timing of the payment of the deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's board of directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

10. Related Party Transactions

         Due to the continued downsizing of the staff of the joint venture [See
         Note 2], the operations of the venture during the year ended June 30, 2000 were carried out by the minority interest holder. At June 30, the joint venture had a receivable balance of $170,123. At June 30, 1999, the joint venture had a receivable balance from the minority interest holder of $293,287. The Company advanced $30,000 to one of the officers during the year.

         During 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $1,493,000 and $776,000 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year.

         Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

         In January 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's common stock at the closing price on the day the capital is received by the Company.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

10. Related Party Transactions (Continued)

         On September 9, 1999 a Company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. The loan is guaranteed by another director of the Company. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature.

11. Stock Options

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the Company.

         The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March 1999 (1997 Plan):


               Pak Cheung, Chairman and CEO              300,000 shares

               Barry Clark, President and Director       300,000 shares

               Jack Lian, Director                       300,000 shares

               Hai Nan, Director                         300,000 shares

               Xiao Feng Lin, President, Tengtu United   300,000 shares

               Greg McLelland, Vice President            150,000 shares*

               Simon Hui, VP Finance and Controller      75,000 shares

               Michael Meakes, VP - Iconix               50,000 shares

               Other Employees                           300,000 shares **

               Gordon Reid, Director                     75,000 shares

               John Watt, Director                       75,000 shares

               Michael Nikiforuk, Director               75,000 shares
                                                         ----------------

               Total                                     2,300,000 shares
                                                         ================

         Simon Hui (75,000 shares) and other employees (180,000 shares) exercised options during the year ended June 30, 2000.

                  * On April 8, 1997, the Company entered into an agreement with
                    Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

11. Stock Options (Continued)

                  ** To various employees of TIC Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 Plan was made up from shares included in the 1999 Plan.

         The following were granted stock options under the 1999 Plan and exercised them during the year ended June 30, 2000:

               Simon Hui, VP Finance and Controller        75,000 shares

         All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of the grant. The Board of Directors determines the life, but has not yet done so for the options granted.

         For the year ended June 30, 2000 certain employees exercised their options to purchase a total of 330,000 shares for $71,940. The shares were purchased by issuing promissory notes to the Company. The notes mature in five years. The notes are interest free in the first year and have an interest rate of 3% a per annum for each subsequent year that the notes are outstanding. Partial or full repayment may be due prior to maturity if the employee sells part or all of the shares purchased. The repayment is equal to the ratio of the shares sold over the total shares purchased.

         On August 1, 1999, the Company entered into a one year contract with a marketing consultant. As part of its fee, the consultant received three warrants from the Company, each representing 50,000 shares of the Company. Each of the warrants is exercisable for five years at the following dates and prices: a) warrant 1 - August 1, 1999 at $.75 per share; b) warrant 2 - February 1, 2000 at $1.50 per share and c) warrant 3 - August 1, 2000 at $3.00 per share.

         The following table summarizes information concerning currently outstanding and exercisable stock options and warrants:



                                                     Weighted
                                                     Average
                         Exercise   Outstanding at   Contractual  Exercisable at
                         Price      June 30, 2000    Life          June 30, 2000
                         -----      -------------    ----          -------------

Options                  $     .218   2,045,000       8.5  years       2,045,000
Warrants                 $     .750      50,000       4.08 years          50,000
Warrants                 $     1.50      50,000       4.58 years          50,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of the grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 2000, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of the grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the year ended June 30, 1999.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

11. Stock Options (Continued)

         Had the Company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                              Year Ended           Year Ended
                                              June 30, 2000        June 30, 1999
                                              -------------        -------------

               Net Loss as Reported           $ (4,701,285)        $ (1,886,399)

               Pro Forma Net Loss                                  $ (2,176,401)

               Loss Per Share as Reported                          $       (.10)

               Pro Forma Loss Per Share                            $       (.11)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000, for the year ended June 30, 1999.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for the pro forma amounts with the following weighted average assumptions:


                                                      June 30, 1999
                                                      -------------

                    Risk Free Interest Rate                 4.5

                    Expected Life                           2.0

                    Expected Volatility                     13.7

                    Expected Dividends                      None


12. Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures About Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

12. Fair Value of Financial Instrument (Continued)

         For certain financial instruments, including cash and cash equivalents, trade receivables and payable, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt was determined based on current rates at which the Company could borrow funds with similar remaining maturities, which amount approximates its carrying value.

13. Statements of Cash Flows Supplemental Disclosures

         For the year ended June 30, 2000 the Company issued 3,120,000 shares of common stock in lieu of cash payments for certain services rendered. The value of such services was $765,000. The Company also issued 330,000 shares of common stock to employees exercising their stock options. The total price of the shares was $71,940 and was paid by the employees via promissory notes given to the Company.

         There were no cash payments of interest expense for the years ended June 30, 2000 and 1999.

14. Authoritative Pronouncements

         The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133, as amended by SFAS No. 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. The provisions of SFAS No. 133 are not to be applied retroactively to the financial statements of prior periods. Due to the Company's limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on the Company's consolidated result of operations, financial position, or cash flows.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Among other issues, this Interpretation clarifies (a) the definition of employees for the purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has adopted this pronouncement.

                  Tengtu International Corp., and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (Continued)

15. Allowance For Bad Debts


              For the
              Year                      Charged   Charged to
              Ended        Balance-       to        Other               Balance-
              June 30,     Beginning    Expense     Accts.  Deductions   Ending
              -------      ---------    -------     ------  ----------   ------


              1999        $  66,900     $143,081    $--        $--      $209,081

              2000        $ 209,081     $(8,984)    $--        $--      $200,097


16. Subsequent Events

         On April 1, 2000, the Company entered into a contract with a consultant which terminates on April 1, 2002. Under the terms of the contract the consultant will receive $10,000 per month, 250,000 common shares of the Company under a vesting schedule which coincides with that of the contract, and two options to purchase the Company's common stock for $1 per share. Both options represent 37,500 shares. The first option will be granted by December 1, 2000 and the second option after December 1, 2000 and before April 1, 2001.

17. Equity Investment

         The Company owns approximately 44% of the common shares of Iconix International, Inc. ("Iconix") and accounts for this investment on an equity basis. The following is summarized financial information of Iconix as of June 30, 2000 and for each of the two fiscal years in the period ended June 30, 2000.

                                              June 30,
                                      2000              1999
                                      ----              ----

Current Assets                      $ 69,998
                                    ========
Noncurrent Assets                   $206,492
                                    ========
Current Liabilities                 $221,656
                                    ========
Noncurrent Liabilities              $  - 0 -
                                    ========
Net Sales                            613,082         1,720,751
                                    ========         =========
Gross Profit                         262,086           402,952
                                    ========         =========
Income from
 Continuing Operations               (602,845)         (55,385)
                                    =========        =========
Net Income (Loss)                    (602,845)         (55,385)
                                    =========        =========

18.Presentation

         Certain amounts in the June 30, 1999 financial statements have been reclassified to correspond with the June 30, 2000 presentation.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                              Financial Statements
                                  June 30, 1999

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Tengtu International Corp.

We have audited the accompanying consolidated balance sheet of Tengtu International Corp. and its subsidiaries as of June 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two fiscal years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tengtu International Corp. and its subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for each of the two fiscal years in the period then ended in conformity with United States generally accepted accounting principles.

The accompanying statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $1,940,024 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,503. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Moore Stephens, P.C.
Certified Public Accountants
New York New York

September 26, 1999, except for Note 2 as to which the date is November 15, 1999.






                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                       $   115,552
    Accounts receivable, net of allowance for
         doubtful accounts of $209,981                                   50,625
    Due from related party                                              323,287
    Prepaid expenses                                                     29,903
    Inventories                                                          34,448
    Other receivables                                                    13,346
                                                                    -----------
                  Total Current Assets                                  567,161

PROPERTY AND EQUIPMENT, net                                           1,205,760

INVESTMENTS - at equity                                                  80,147

OTHER ASSETS                                                             58,844
                                                                    -----------
TOTAL ASSETS                                                        $ 1,911,912
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable                                                $ 1,475,409
    Accrued expenses                                                    404,776
    Due to related party consultants                                  1,059,549
    Other liabilities                                                    47,930
                                                                    -----------
                  Total Current Liabilities                           2,987,664
                                                                    -----------

COMMITMENTS [Note 8]

STOCKHOLDERS' DEFICIT
    Preferred stock, par value $.01 per share;authorized
     10,000,000 shares; issued -0- shares
    Common stock, par value $.01 per share; authorized
     100,000,000 shares; issued 19,477,607 shares                       194,777
    Additional paid in capital                                        9,220,096
    Accumulated deficit                                             (10,483,089)
    Accumulated Other Comprehensive Income (Loss):
     Cumulative translation adjustment                                   (6,752)
                                                                    -----------
                                                                     (1,074,968)
    Less: Treasury stock, at cost, 78,420 common shares                    (784)
                                                                    -----------
                  Total Stockholders' Deficit                        (1,075,752)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                         $ 1,911,912
                                                                    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.







                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED JUNE 30,



                                                     1999              1998
                                                     ----              ----
SALES                                            $    624,121       $ 3,233,170
COST OF SALES                                         769,608         3,010,160
                                                 ------------      ------------
GROSS INCOME (LOSS)                                  (145,487)          213,010
                                                 ------------      ------------
OPERATING EXPENSES
  Research and development                              1,440           511,889
  General and administrative                        1,474,452         3,410,907
  Bad debts                                           143,347            66,898
  Advertising                                              19           128,709
  Selling                                              52,671           298,396
  Depreciation                                         43,217            97,858
  Write down of goodwill                                 -0-            180,000
                                                 ------------      ------------
                                                    1,715,146         4,694,657
                                                 ------------      ------------
OTHER INCOME (EXPENSE)
  Equity earnings in investee                         (65,274)           18,967
  Interest income                                       3,923            22,578
  Other income                                         35,585            38,088
                                                 ------------      ------------
                                                      (25,766)           79,633
                                                 ------------      ------------
NET LOSS                                         $ (1,886,399)     $(4,402,014)
                                                 ============      ============
NET LOSS PER COMMON SHARE
 [Basic and Diluted]                             $       (.10)     $       (.23)

WEIGHTED AVERAGE NUMBER OF SHARES                  19,317,382       18,813,545






              The accompanying notes are an integral part of these
                       consolidated financial statements.


                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                                                ACCUMULATED
                                     COMMON STOCK          ADDITIONAL                                              OTHER
                                     ------------           PAID-IN        COMPREHENSIVE    ACCUMULATED        COMPREHENSIVE
                                  SHARES       AMOUNT       CAPITAL         INCOME(LOSS)      DEFICIT          INCOME(LOSS)
                                  ------       ------       -------         ------------      -------          ------------


Balance-June 30,1997             18,797,107  $ 187,972   $  9,399,678                      $ (4,194,676)     $   (15,631)

Issuance of common stock
  in exchange for services
 at fair value-June 19, 1998        500,000      5,000         (5,000)            -0-           -0-                 -0-

Amortization of deferred
compensation related to
stock options issued in
year ended June 1997                   --          -0-            -0-             -0-           -0-                 -0-

Other                                  --          -0-            (27)            -0-           -0-                 -0-

Other Comprehensive income:
 Foreign currency adjustment           --          -0-            -0-      $    6,296           -0-                6,296

Comprehensive Income:
 Net loss                              --          -0-            -0-      (4,402,014)       (4,402,014)            -0-
                                                                         -------------
Comprehensive Income                                                      $(4,395,718)
                                 ----------  ---------   ------------    =============     ------------    -------------


Balance-June 30,1998             19,297,107    192,972      9,394,651                        (8,596,690)          (9,335)

Issuance of common stock
  related to deferred
  Compensation                      180,500      1,805          8,258             -0-           -0-                 -0-

Amortization of deferred
 compensation related to
 stock options and common
 stock for services                    --          -0-            -0-             -0-           -0-                 -0-

Other Comprehensive Income:
 Foreign currency adjustment           --          -0-            -0-       $   2,583           -0-                2,583
Comprehensive Income:
 Net loss                              --          --             --       (1,886,399)       (1,886,399)            --
                                                                         -------------
Comprehensive Income                                                     $ (1,883,816)
                                 ----------  ---------   ------------    =============     ------------    -------------

Balance-June 30, 1999            19,477,607  $ 194,777   $  9,402,909                      $(10,483,089)   $      (6,752)
                                 ==========  =========   ============                      ============    =============





                                                 TREASURY    UNAMORTIZED      STOCK-
                                                 STOCK A      DEFERRED        HOLDERS'
                                                   COST     COMPENSATION      EQUITY
                                                   ----     ------------      ------
Balance-June 30,1997                            $    (784)  $  (770,313)   $ 4,606,246

Issuance of common stock
  in exchange for services
 at fair value-June 19, 1998                           -0-        -0-            -0-

Amortization of deferred
compensation related to
stock options issued in
year ended June 1997                                   -0-      293,750        293,750

Other                                                  -0-        -0-              (27)

Other Comprehensive income:
 Foreign currency adjustment                           -0-        -0-            6,296

Comprehensive Income:
 Net loss                                              -0-        -0-       (4,402,014)
                                                 ---------      -------     -----------
Comprehensive Income


Balance-June 30,1998                                 (784)     (476,563)        504,251

Issuance of common stock
  related to deferred
  Compensation                                         -0-        -0-            10,063

Amortization of deferred
 compensation related to
 stock options and common
 stock for services                                    -0-      293,750         293,750

Other Comprehensive Income:
 Foreign currency adjustment                           -0-                        2,583
Comprehensive Income:
 Net loss                                              --          --        (1,886,399)

                                                ----------  -----------    ------------
Comprehensive Income

Balance-June 30, 1999                           $    (784)  $  (182,813)   $ (1,075,752)
                                                =========   ===========    ============






              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEAR ENDED JUNE 30,


                                                                         1999           1998
                                                                         ____           ____

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                         $(1,886,399)   $(4,402,014)
     Adjustments to reconcile net loss
     to net cash provided (used) by operating activities:
         Depreciation and amortization                                    292,808        289,613
         Provision for bad debt                                           143,081         66,900
         Noncash compensation expense on granting of stock options              0         50,000
         Investment - at equity                                            65,274         (3,560)
         Noncash compensation expense on shares issued for services       303,813        243,750
         Write-down of goodwill                                                 0        180,000
         Changes in operating assets and liabilities:
         Decrease (Increase) in operating assets:
              Accounts receivable                                         (76,644)        79,738
              Prepaid expenses                                              5,307        559,611
              Inventories                                                 191,164        248,840
              Advances to suppliers                                       122,415        180,908
              Other receivables                                            13,382         88,097
              Due from investee                                            50,000        (50,000)
              Advance                                                           0         50,228
              Due from related party                                      (32,762)      (258,819)
              Other assets                                                (44,307)        14,147
         Increase (Decrease) in operating liabilities:
              Accounts payable                                             87,615      1,084,875
              Accrued expenses                                             53,019       (256,879)
              Due to related party consultants                            481,124        518,931
              Due to related party                                              0        (49,756)
              Other liabilities                                            (1,768)       (24,430)
                                                                      ___________    ___________
               Net Cash (Used) by Operating Activities                   (232,878)    (1,389,820)
                                                                      ___________    ___________

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                                   (63,959)      (945,135)
     Change from consolidation to equity accounting for investee                0        (43,669)
                                                                      ___________    ___________
         Net Cash Used by Investing Activities                            (63,959)      (988,804)
                                                                      ___________    ___________

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     2,583          3,867
                                                                      ___________    ___________
DECREASE IN CASH AND CASH EQUIVALENTS                                    (294,254)    (2,374,757)
CASH AND CASH EQUIVALENTS, beginning of year                              409,806      2,784,563
                                                                      ___________    ___________
CASH AND CASH EQUIVALENTS, END OF YEAR                                $   115,552    $   409,806
                                                                      ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
The Company issued common stock valued at $10,063 in exchange for services for the year ended June 30, 1999.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

         Tengtu International Corp. (The "Company") was incorporated in Delaware on May 6, 1988 as Galway Capital Corporation for the purpose of seeking potential ventures. After operating as a Development Stage Enterprise through 1991, the Company became inactive and remained so until May 1996, when control of it was acquired by several individuals. On May 24, 1996 the Company changed its name to Tengtu International Corp. The Company's main activities, which are carried out through its subsidiaries and investee are the development and marketing of educational software and other forms of electronic publishing in China and Canada.

2. GOING CONCERN

         As shown in the accompanying financial statements, the Company incurred a net loss of $1,886,399 for the year ended June 30, 1999 and, as of that date, had a working capital deficiency of $2,420,502. Those factors, as well as a significant downsizing of operations in its largest operating subsidiary for the year ended June 30, 1999, create an uncertainty about the Company's ability to continue as a going concern.

         Management has developed a plan to alleviate these factors to enable the Company to continue as a going concern. The plan includes an injection of $250,000 into the Company, allocated approximately $150,000 as equity and $100,000 as debt; the majority of the funds was received by October 28, 1999. Additionally, the Chinese government has granted the minority owner of one of the Company's subsidiaries in China an exclusive license to upgrade the computer systems in grades kindergarten through twelve in the Chinese public school system. This project is intended to be carried out through the Company's subsidiary. In order to exploit this license, the minority owner has entered into three market development agreements, including one with Microsoft (China) Co., Ltd., to provide computer software and hardware to the schools. To help fund this project, the minority owner of the Company's subsidiary has received bank loans of approximately $4,600,000, which were received in two installments in September and November 1999. It is anticipated that the Company's subsidiary will receive advances if these monies from the minority owner of the subsidiary on an as needed basis. Additionally, the Company has entered into agreements with a number of its related party consultants (see Note 10) to defer payment of their respective fees until the company completes a major financing transaction, either through equity or debt (see additional plans - Note
         17a).

         The ability of the Company to continue as a going concern is dependent on the success of its plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES

         a. PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and subsidiaries over which it owns more than a 50% equity interest. Significant intercompany balances and transactions have been eliminated on consolidation.

         The Company contributed capital of $6,000,000 to a subsidiary in which the minority has a 43% interest. No portion of the $6,000,000 has been allocated to the minority as the joint venture agreement that concerns the subsidiary assigns all rights to that contribution to the Company.

         In accordance with Accounting Research Bulletin 51, the Company has charged to income the loss applicable to the minority interests that is in excess of the minorities' interests in the equity capital of the subsidiaries, including any guarantees or commitments from minority shareholders for further capital contributions.

         In the case of its joint venture subsidiary, the Company and the minority interest holder agreed that the contribution of software and hardware by the minority interest to the joint venture had no fair market value at the time of the contribution. The joint venture, therefore, assigned a $0 value to these assets. The minority also contributed a contract to the joint venture that gives the joint venture the right to provide the Chinese public school system with certain educational materials, including software and textbooks. A value of $0 was assigned to the contract by the joint venture as it could not create a reliable model of revenue streams or cash flows associated with the contract at the time of the contribution.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES  (Continued)

         b. USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at June 30, 1999, and reported amounts of revenues and expenses during each of the two fiscal years then ended. Actual results could differ from those estimates.

         c. REVENUE RECOGNITION

         Revenue from the sale of hardware is recognized when the products are delivered to the customer. Revenue from the sale of software products, which do not require any significant production, modification or customization for the Company's targeted users and do not have multiple elements, is recognized in accordance with paragraphs 7 and 8 of SOP 97-2. These paragraphs require four conditions to be present in order to recognize revenue: (1) persuasive evidence of an arrangement exists,
         (2) delivery has occurred, (3) the Company's fee is fixed and determinable and (4) collectibility is probable. Revenue from software license fees is recognized on a straight line basis over the term of the license.

         Hardware and software are delivered to customers at or at approximately the same time. Software is generally installed within approximately two weeks of delivery.

         The hardware sold includes personal desktop computers, printers, network servers, monitors, modems, hard drives and other storage media and cables. The Company's software cannot be installed until the hardware is delivered. Therefore, a delay in delivery of hardware will delay the recognition of software sales revenues.

         d. INVENTORIES

         Inventories are priced at the lower of cost, on a weighted-average basis, or market and consist primarily of computer hardware and software.

         e. PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the assets, which range from two to ten years.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

         f. GOODWILL

         Goodwill represented the excess of cost of an acquired subsidiary over the fair value of net assets acquired, and was amortized on the straight-line basis over ten years. [See Note 5].

         g. CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

         h. INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to determine deferred tax assets and liabilities. The deferred assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are assumed to reverse.

         The Company files a consolidated return with its subsidiaries that are eligible to be consolidated. Separate provisions for income tax are calculated for subsidiaries that are not eligible for consolidation into the U.S. federal income tax return.

         i. LOSS PER SHARE

         Loss per common and common equivalent share is computed based on the weighted average number of common shares outstanding. Due to the antidilutive effect of the assumed exercise of outstanding common stock equivalents at June 30, 1999 and 1998, loss per share does not give effect to the exercise of these common stock equivalents in either year, but they may dilute earnings per share in the future.

         j. ADVERTISING EXPENSE

         The Company expenses advertising costs as incurred.

         k. IMPAIRMENT

         The Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. [See Note 5].

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

         l. FOREIGN CURRENCY TRANSACTIONS/TRANSLATION

         The functional currency of the Company's subsidiary and joint venture in China is the renminbi. The Company's Canadian subsidiary uses the Canadian dollar as its functional currency. Foreign transaction gains and losses in the functional currencies are immaterial. Transactions denominated in other than the functional currencies are insignificant and therefore, foreign currency transaction gains and losses in non-functional currencies are also immaterial.

         Assets and liabilities of the financial statements of foreign subsidiaries and joint venture are translated into U.S. dollars utilizing the exchange rate at the balance sheet date, and revenues and expenses are translated using average exchange rates in effect during the year. Translation adjustments are accumulated and recorded as a separate component of stockholders' equity. Foreign currency transactions are translated into the functional currency at the exchange rate prevailing on the date of the transaction Material gains and losses from foreign currency transactions are reflected in the financial period in which the exchange rate changes.

         The Chinese government imposes significant exchange restrictions on transferring funds out of China for purposes unrelated to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

         m. ACCUMULATED OTHER COMPREHENSIVE INCOME

         Accumulated other comprehensive income represents the change in equity of the Company during the periods presented from foreign currency translation adjustments.

         n. STOCK-BASED COMPENSATION

         On July 1, 1996, the Company adopted the disclosure requirements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" for stock options and similar equity instruments (collectively, "options") issued to employees; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issues to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

         o. SOFTWARE COSTS

         Software development costs are capitalized if they are incurred after technological feasibility has been established. Purchased software is capitalized if it has an alternative future use. Research and development costs for new products or enhancement of existing software and purchased software that do not meet these requirements are expensed as incurred. Capitalized costs are amortized over the lesser of five years or the useful life of the related product.

4. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 1999 is comprised as follows:


         Computer hardware                            $ 106,097
         Computer software                                9,057
         Furniture and fixtures                          45,479
         Automobiles                                    206,553
         Office equipment                                89,369
         Leasehold improvement                           27,137
         Idle equipment                                  73,305
         Production equipment                         1,256,574
                                                     ----------
         Total at Cost                                1,813,571
         Less: accumulated depreciation                (607,811)
                                                     ----------
         Net Property and Equipment                  $1,205,760
                                                     ==========

         Depreciation charged to operations for the year ended June 30, 1999 and 1998 was $292,808 and $289,729, respectively, of which approximately $214,601 and $191,871 was included in cost of sales for the year ended June 30,1999 and June 30, 1998, respectively.

         5. IMPAIRMENT OF GOODWILL

         During the fiscal year ended June 30, 1998, the Company recorded an impairment loss of $180,000 from the write down of goodwill. As a result of the loss for the year ended June 30, 1998, and the necessary revisions to the projected future undiscounted cash flows, there was no longer justification for the carrying value of goodwill resulting from the Company's investment in a joint venture of $200,000 ($100,000 cash and 2,000,000 common shares valued at $.05 per share) purchased in June 1996. Fair value of goodwill was based on the present value of estimated expected future cash flows from the related assets. As of June 30, 1998, goodwill of $200,000 and related accumulated amortization of $20,000 was written off.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

6. INCOME TAXES

         For the current year, none of the Company's operating subsidiaries will be included in its federal income tax return as these are all foreign entities and are therefore ineligible for consolidation.

         The Company has accumulated approximately $5,330,000 of operating losses that may be used to offset future federal taxable income. The utilization of the losses expires in years from 2005 to 2019. Due to an ownership change in the year ended June 30, 1996, annual utilization of approximately $265,000 of the losses is expected to be limited to an estimated $60,000 by current provisions of Section 382 of the Internal Revenue Code, as amended.

         As the Company is not liable for either current or deferred income taxes for the years ended June 30, 1999 and 1998, respectively, no provision is shown on the statement of operations. The Company has recorded a deferred tax asset of approximately $1,813,000 at June 30, 1999 and $1,486,000 at June 30, 1998 due principally to net operating losses. A valuation allowance of an identical amount has been recorded as the Company believes that it is more likely than not that the losses will not be utilized. The allowance has the effect of reducing the carrying value of the deferred tax asset to $0. The valuation allowance increased approximately $327,000 and $717,000 during the years ended June 30, 1999 and 1998, respectively. The Company is a U.S. company that operates through a branch office in Canada. As a U.S. company, it is required to file an income tax return and report those branch operations. The income tax returns have generated the above net operating losses.

         The net operating losses for the Company's Chinese joint venture and subsidiaries, total approximately $6,230,000. Net operating losses in China can be carried forward for five years. The Company's Chinese net operating losses expire between 2002 and 2004.

7. CONCENTRATION OF CREDIT RISK

         The Company operates through subsidiaries located principally in Beijing, China and an investee in Toronto, Canada; the administrative office is in Vancouver, Canada. The Company grants credit to its customers in both geographic regions.

         The Company performs certain credit evaluation procedures and does not require collateral. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers, and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

7. CONCENTRATION OF CREDIT RISK (CONTINUED)

         The Company established an allowance for doubtful accounts at June 30, 1999 of $209,981. The Company believes any credit risk beyond this amount would be negligible.

         At June 30, 1999, the Company had approximately $96,700 of cash in banks uninsured. The Company did not have balances in excess of the federally insured amounts in U.S. banks. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.


         For the fiscal years ended June 30, 1999 and 1998 no customer accounted for more than 10% of total sales.

8. COMMITMENTS AND CONTINGENCIES

         a. The Company has entered into a number of operating leases for office space. The minimum rental payments on these leases are as follows:

         YEAR ENDING
         JUNE 30,
         -----------
          2000                           $ 80,810
          2001                             66,075
          2002                             51,340
                                        ---------
          Total                         $ 198,225
                                        =========

Rent expense for the years ended June 30, 1999 and 1998 has been charged as follows:


                                                       YEAR ENDED JUNE 30,

                                                       1999         1998
                                                       ----         ----

         General and administrative expense       $   54,551   $  790,065
         Research and development                          0      110,810
         Selling expense                               8,900       79,531
         Cost of sales                                52,114       72,257
                                                  ----------   ----------
         Total rent expense                       $  115,565   $1,052,663
                                                  ==========   ==========

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)


         The Company has contracts with various executives and consultants. The minimum cash compensation due under these contracts is as follows:


                  YEAR ENDING
                  JUNE 30,
                  --------
                     2000                                273,750
                                                         -------

         b. The Company leased office space under an operating lease expiring in July 2001. In May 1998, the Company terminated its lease agreement and rent expense of approximately $538,000 was accrued as of June 30, 1998, representing the remainder of the lease payments due under such lease. The liability of $538,000 is included in accrued expenses at June 30, 1999 and is part of rent expense within the Statement of Operations for the year ended June 30, 1998.

         c. The Company is committed to contribute $6,000,000 to the joint venture (see Note 5) and to begin making deferred compensation payments to its related party consultants (see Notes 2 and 10) upon the completion of its next major financing. However, the timing of the payment of deferred compensation and additional contributions is discretionary and not defined in any agreement. The Company's Board of Directors has not defined a "major financing transaction," and such definition will be wholly within its discretion.

9. RELATED PARTY TRANSACTIONS

         In the normal course of business with the joint venturer, the Company generated a receivable balance of $293,287, which represents the net balance of advances to and from the Company during the year ended June 30, 1999. The Company advanced $30,000 to one of the officers during the year.

         During 1999 and 1998, respectively, the Company incurred consulting and related expenses of approximately $787,400 and $952,700 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. Approximately $249,500 of the amount incurred in fiscal year 1998 was paid during the same year. No payments have been made for the amounts incurred in fiscal year 1999.

         Of the total expenses incurred, approximately $243,750 for both 1999 and for 1998 represents the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year term of each agreement.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS

         The Company's Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved on December 29, 1998 for two (2) million shares. The second stock option plan was approved on August 31, 1999 for three (3) million shares. Both plans were approved by the shareholders of the Company. The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares. The following were granted stock options under the first plan in March, 1999 (1997 Plan), but have not yet exercised the options.


         Pak Cheung, Chairman and CEO                   300,000 shares
         Barry Clark, President and Director            300,000 shares
         Jack Lian, Director                            300,000 shares
         Hai Nan, Director                              300,000 shares
         Xiao Feng Lin, President, Tengtu United        300,000 shares
         Greg McLelland, Vice President                 150,000 shares*
         Simon Hui, VP Finance and Controller            75,000 shares
         Michael Meakes, VP - Iconix                     50,000 shares
         Other Employees                                300,000 shares**
         Gordon Reid, Director                           75,000 shares
         John Watt, Director                             75,000 shares
         Michael Nikiforuk, Director                     75,000 shares

         Total                                    2,300,000 shares

         * On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years.

         ** To various employees of TIC Beijing and Tengtu United who are not officers or directors of the Company.

         The shortfall in the 1997 Plan was made up from shares included in the 1999 Plan.

         The following were granted stock options under the 1999 Plan but have not yet exercised the options:

         Simon Hui, VP Finance and Controller            75,000 shares

         All of the stock options granted under the 1997 Plan, except for 150,000 issued to Greg McLelland (see above and the following paragraph), had an exercise price greater than the market price on the date of grant, and therefore, no compensation expense has been recognized for these options. The contractual life of the options under both plans cannot exceed ten years from the date of grant. The Board of Directors determines the life, but has not yet done so for the options granted.

         The following table summarized information concerning currently outstanding and exercisable stock options.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (Continued)


                    Outstanding      Weighted Average   Exercisable at
Exercise Price    at June 30, 1999   Contractual Life   June 30, 1999
--------------    ----------------   ----------------   -------------

$.25                 150,000           8.0 years            150,000
 .218               1,850,000           9.5 years          1,850,000

         Greg McLelland was granted options on April 8, 1997 to purchase 150,000 shares of common stock at one-third of the market price of the stock at the date of grant. The options are vested equally over three years, beginning with the year ended June 30, 1997. At June 30, 1999, there is no remaining contractual life. Because the exercise price of the options was below the market price at the date of grant, the Company has recorded deferred compensation expense of $150,000 in accordance with APB Opinion No. 25 and related interpretations. The deferral is being recognized ratably over three years, with $50,000 being charged to operations for the years ended June 30, 1999 and 1998. Had the Company elected to recognize compensation expense for all options granted using the fair value method prescribed by SFAS 123, the Company's net loss and net loss per share would be the pro forma amounts indicated below:


                                                YEARS ENDED JUNE 30,
                                                --------------------
                                             1999               1998
                                             ----               ----

Net Loss as Reported                    $  (1,886,399)   $  (4,402,014)
Pro Forma Net Loss                         (2,176,401)      (4,416,348)
Loss Per Share as Reported                       (.10)            (.23)
Pro Forma Loss Per Share                         (.11)            (.23)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $1.31 for Mr. McLelland's 150,000 options and $.15 for the remaining 1,850,000.

         The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

10. STOCK OPTIONS (Continued)



                                        JUNE 30, 1999  JUNE 30, 1997
                                        -------------  -------------

Risk Free Interest Rate                    4.5           6.5
Expected Life                              2.0           1.8
Expected Volatility                       13.7          16.2
Expected Dividends                        None          None


11. AUTHORITATIVE PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Both are effective for financial statements for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 131 changes how operating segments are reported in the annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders.

         Both standards have been adopted in these financial statements. In February 1998, the FASB issued SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits", which is effective for fiscal years beginning after December 15, 1997. The modified disclosure requirements are not expected to have a material impact on the Company's results of operations, financial position or cash flows. The FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedging may be initially reported as a component of other comprehensive income (outside earnings) until the consummation of the underlying transaction.

         SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all the provisions of SFAS No. 133 is not to be applied retroactively to the financial statements of prior periods. The Company will evaluate the new standard to determine any required new disclosures or accounting.

                   TENGTU INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

12. SUBSEQUENT EVENT

         a. In July, 1999, the Company incorporated a holding company, Edsoft Platforms (Canada) Inc. ("Edsoft") in which it owns 55%. Edsoft owns 100% of a newly incorporated company, Edsoft Platforms (H.K.) Limited which markets educational software in Hong Kong. The Company will contribute technology and a group of private investors, in July 1999, has advanced approximately $250,000 into Edsoft as a shareholder's loan, bearing a 10% interest rate. One half of the loan can be converted into common shares of the Company at $3 per share if the loan is not paid in full after 3 years.

13. LITIGATION

         In December 1998 one of the company's Chinese subsidiaries reached a court settlement with one of its suppliers that requires the subsidiary to return approximately $93,500 of inventory to the supplier. This amount has been removed from inventory and the liability is included in accounts payable at June 30, 1999.

14. PRESENTATION

         Certain amounts in the June 30, 1998 financial statements have been reclassified to correspond with the June 30, 1999 presentation.


15. SUBSEQUENT EVENT (UNAUDITED)

         a. EQUITY FINANCING

         The Company is negotiating for additional equity financing of approximately $5,000,000, which will be contributed to Edsoft Platforms (H.K.) Limited (see Note 12). The potential investor will then own approximately 20% of that company.

16. ALLOWANCE FOR BAD DEBTS



FOR THE
YEAR ENDED   BALANCE-    CHARGED TO   CHARGED TO                     BALANCE-
JUNE 30,     BEGINNING   EXPENSE      OTHER ACCTS.    DEDUCTIONS     ENDING
--------     -------     -------      ------------    ----------     ------

1998        $ --         $ 66,900      $ --            $ --        $ 66,900
1999        $ 66,900      143,081        --              --         209,981

ITEM 9. CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
------- ------------------------------------------

         On June 4, 1997, the Company engaged Deloitte & Touche, LLP as its independent accountant. On September 17, 1997 Deloitte & Touche LLP resigned. The reasons for the resignation are set forth in the Company's September 24, 1997 Form 8-K, which is hereby incorporated by reference.

         As set forth in the Company's January 20, 1998 Form 8-K, which is hereby incorporated by reference, on January 20, 1998, the Company retained Moore Stephens, P.C. as its new independent auditor.





                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
-------- --------------------------------------------------

Directors, Executive Officers, Promoters and Control Persons

The current Directors and Officers of the Company are:

Pak Kwan Cheung, Chairman of the Board and Chief Executive Officer (50)

         During the past five years, Mr. Cheung has served and continues to serve as President of BlueLake Industries, Ltd., Seattle, Washington, and Comadex Industries, Ltd. Vancouver, Canada. Both companies are computer technology and software firms. Mr. Cheung has served as a Chairman of the Board and C.E.O. of the Company since June, 1996. Mr. Cheung received an M.B.A. degree from University of British Colombia and was the founder of Comadex Industries, Ltd., Vancouver, Canada, and BlueLake Industries, Ltd., Seattle, Washington. Mr. Cheung also has 25 years experience in computer hardware, software and systems integration.

Barry Clark, Director and President (59)

         During the past five years Mr. Clark was an Executive Vice President of ISM, Canada's largest outsourcing Company, a Vice President of three divisions of Unisys, Canada and President of B.D. Clark & Associates. Mr. Clark has 30 years of experience in the information technology business with IBM Canada where he was a Vice President for 15 years. Mr. Clark has been a Director since April, 1997.

Nan Hai, Director (43)

         During the past five years Nan Hai served as the President of Taiji Computer Corporation, one of the joint venture participants in Tengtu United. Taiji Computer Corporation is a computer technology company. Nan Hai currently serves as a director of the Company's joint venture partner, Tengtu China as well as a director of Tengtu United. Nan Hai has served as a Director of the Company since June, 1996.

Jing Lian, Director and Vice-President (48)

         During the past five years, Mr. Lian has been Vice-President of BlueLake Industries, Ltd., Seattle, Washington. Mr. Lian has served as a Director and Vice President of the Company since June 1996. Mr. Lian is also currently the President of the Company's TIC Beijing subsidiary. Mr. Lian received an M.S. degree in Computer Science from Tsing Hua University, Beijing, China. Mr. Lian was a also visiting scholar at the University of Washington, Seattle, Washington.

John Donald Watt, Director (54)

         During the past five years, Mr. Watt has been a businessman and was a Director General of Federal Department of Communications, Hull, Quebec, Canada. Mr. Watt served as President of the Kerr-Watt Group, Ottawa, Canada, from October 1990 to October 1992. Mr. Watt has been President of John D. Watt & Associates, Ottawa, Canada, from November 1992 to the present. Mr. Watt has also served as a director for Law Protection Benefits, Canada, from December 1994 to the present. Mr. Watt has served as a Director of the Company since June, 1996 and was elected Vice President of the Multimedia Division on September 15, 2000 by the Company's Board of Directors.

Michael Nikiforuk, Director (46)

         During the past five years, Mr. Nikiforuk has been the Executive Vice President of Banro Explorations in Toronto, Canada. Mr. Nikiforuk has served as a Director of the Company since, April, 1997 and was elected Executive Vice President of Corporate Affairs on September 15, 2000 by the Company's Board of Directors.

Gordon Campbell Reid, Director (60)

         During the past five years, Mr. Reid has served as President of GenCon Investments, Ltd. Mr. Reid has served as a Director of the Company since June, 1996 and is also a director of Systech Retail Systems, Inc.

Zhang Fan Qi, Director (41)

         During the past five years, Zhang Fan Qi has served as Chairman of Beijing Oriental Lian Fa Technology & Trade Group, Co. Ltd., one of the members of Tengtu China, the Company's joint venture partner, and as the Manager of the Ningpo Baoji Real Estate Company. Zhang Fan Qi has served as a director since August, 1999.

Gregory Mavroudis, Executive Vice President (38)

         On September 15, 2000, Mr. Mavroudis was elected Vice President of Business Affairs. Since April, 2000, Mr. Mavroudis has acted as an independent contractor to the Company and was largely responsible for the Company obtaining its strategic partnership with Netopia, Inc. and the reorganization of Edsoft Platforms (H.K.) Ltd. From December, 1998 to October, 1999, Mr. Mavroudis was Vice President of Operations of IvyNet, Inc. IvyNet, Inc. is a communications company. For the previous four years, Mr. Mavroudis was the Director of Business Development and Sales for True Spectra, Inc., which has developed and is marketing a proprietary Internet imaging technology which enables faster transmission of images over the Internet.


         There are no persons nominated to become future directors of the Company. There are no persons chosen to become Executive Officers not currently serving as such. There currently are no employees aside from the Executive Officers listed above and below.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

Gregory McLelland, International Marketing and Distribution (34)

         During the past five years, Mr. McLelland has worked as a General Manager of Iconix International, an education courseware division of Unisys, Canada, which became a subsidiary of the Company. He has also worked at Lexmark, Canada, where he was responsible for banking and finance, and IBM Canada, where he was a Marketing Representative with the IBM advanced Function Printing Unit responsible for servicing the Ontario government.

Simon Hui, Controller (43)

         During the past five years, Mr. Hui has been employed as a the Controller of the following companies in Canada: Bluestar Battery Systems, Ltd., Glas Aire Industries, Ltd., Yorkfit Micro Memory, Ltd., and Westeel a division of Janock Steel Fabricating Co. Mr. Hui also currently serves as a director of the Company's Edsoft Platforms (Canada), Ltd. and Edsoft Platforms (H.K.) Limited subsidiaries. Mr. Hui began working with the Company as a full time employee as of June 30, 1997. Mr. Hui is a Chartered Accountant.

FAMILY RELATIONSHIPS
--------------------

         There are no family relationships among the Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         During the past five years, no Director or Executive Officer of the Company has:

         (1) been general partner or executive officer of a business at the time a bankruptcy petition was filed by, or against it, or a receiver, fiscal agent or similar officer was appointed by a court for it or its property;

         (2) been convicted in a criminal proceeding and are not currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

         (3) been subject to an order, judgment or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or

         (4) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, or the Commodity Futures Trading Commission, to have violated a federal of state securities or commodities law.

ITEM 11. EXECUTIVE COMPENSATION
-------- ----------------------

COMPENSATION OF EXECUTIVE OFFICERS
----------------------------------

         No compensation was paid to any executive officers of the Company during the fiscal year ended June 30, 2000. On March 29, 1999, the Company adopted a deferred compensation plan for future payment of past due amounts. Pursuant to the deferred compensation plan, all compensation to executive officers is to be deferred until the Company receives certain amounts of financing. At that time, the Company will begin paying salaries or consulting fees at the agreed-upon rate and 90% of the payments will be applied to current obligations and 10% to past due compensation and fees which have been deferred. In the interim, the Company has advanced $60,000 to Jack Lian, a Company Director. The total payments deferred as of June 30, 2000 is $1,415,026.


COMPENSATION OF DIRECTORS
-------------------------

         No cash compensation was paid to any directors of the Company during its past three fiscal years. Options were granted to members of the Board of Directors as set forth below.

         Pursuant to a resolution passed by the Company's Board of Directors on April 27, 1997, each outside director, who is not an employee or consultant to the Company, is entitled to the following compensation:

         Annual Fee: $6,000
         Each Board of Directors meeting attended: $ 500
         Each Board of Directors Committee meeting attended: $ 250

         No cash compensation pursuant to the April 27, 1997 resolution has been paid to any director.

CONSULTING AND EMPLOYMENT AGREEMENTS
------------------------------------

         The material terms of the consulting and employment agreements between the Company and the above directors and officers who have agreements with the Company.

COMADEX INDUSTRIES LTD.
-----------------------

         Effective October 15, 1999, the Company entered into a consulting agreement with Comadex Industries, Ltd. ("Comadex") to retain the services of Pak Kwan Cheung as the Company's Chairman of the Board of Directors and Chief Executive Officer. The agreement may be summarized as follows:

         (1) Comadex will receive a base salary of $10,000 per month, commencing November 30, 1999, plus 7% of his base salary for the Canadian General Services Tax;

         (2) Beginning October 15, 2000, the Compensation Committee of the Board of Directors can increase the base salary up to a maximum of $10,000 per year;

         (3) For past due services of Mr. Cheung, the principal of Comadex, from July 1996 through October 15, 1999, and the seven weeks thereafter, Comadex shall be paid the rate of $10,000 per month, and is to receive 3,000,000 shares of restricted stock, which was the amount determined by the Compensation Committee.

         Tengtu's Common Stock was trading at approximately $.10 per share in October 1999.

         (4) Comadex shall receive an incentive option of 1,000,000 shares if Mr. Cheung is primarily responsible for raising $3,000,000 in equity by November 15, 2000. The exercise price shall be equal to the closing price of Tengtu's Common Stock on the closing date of the financing obtained by Mr. Cheung. In the case of a convertible security, the exercise price shall be determined as of the date that security is converted into equity.

         (5) Comadex shall receive an incentive of 1% of the capital raised in excess of $3,000,000 by Mr. Cheung for Tengtu or any Tengtu subsidiary that is 50% or more owned by Tengtu.

         (6) Comadex shall receive 1% of Tengtu's net profits if Tengtu exceeds pre-set profit targets and Tengtu's audited pre-tax profits exceed that target(s). No such targets have been set as of March 15, 2000 by the Board of Directors.

         (7) Comadex shall receive certain payments in the event the agreement is terminated without cause or if Tengtu is merged into or acquired by another company.

B.D. CLARK & ASSOCIATES
-----------------------

         On March 21, 1997, B.D. Clark & Associates agreed to provide one of its officers to assume the position of President of the Company to perform, inter alia, the following tasks: development and field implementation of strategies for the Company's product lines, marketing, development of profit and revenue plan objectives. The term of the agreement is three years. Although it has expired as of March, 2000, B.D. Clark & Associates appointee is still the acting President of the Company. The agreement provides for a base fee of $240,000 in cash, with the possibility of an additional $260,000 in cash and stock as a performance bonus upon the attainment of certain objectives by the Company, and 500,000 shares of Company stock upon signing the agreement.

GREGORY MCLELLAND
-----------------

         On April 8, 1997, the Company entered into an agreement with Gregory McLelland to provide consulting services and to serve as an officer of the Company. The term of the agreement is three years. The agreement provides a $125,000 annual salary, 100,000 shares of common stock upon signing of the agreement and options to purchase 50,000 shares of common stock annually for three years. The agreement also provides for the possibility of performance and incentive bonuses.

JING LIAN
---------

         The Company and Jing Lian entered into an agreement effective January 1, 1996 for Mr. Lian to serve as a Vice President of the Company at an annual salary of $80,000. The agreement also provides for the possibility of performance and incentive bonuses.

JOHN D. WATT & ASSOCIATES, LTD.
-------------------------------

         On November 17, 1996 the Company retained John D. Watt & Associates, Ltd. to identify and develop strategic alliances to support the Company's operational needs with suppliers of multimedia educational, animation and children's entertainment products and to develop government contacts for financing and the establishment of technology and training centers. The agreement with John D. Watt & Associates, Ltd. provides for compensation of U.S.$10,000 per month.

NAN HAI
-------

         On September 26, 1998, the Company entered into an agreement for consulting services with Nan Hai to assist the Company in developing its educational software business in China. The agreement with Mr. Hai provide for compensation of $40,000 per year.

1334934 ONTARIO LIMITED
-----------------------

         On April 1, 2000, the Company entered into a consulting agreement with 1334934 Ontario Limited ("Ontario") to retain the services of Gregory Mavroudis, Ontario's principal, as its Vice President of Business Development. The agreement may be summarized as follows:

         (1) The agreement has a term of two years with a probationary period ending on September 30, 2000. The Company had the option to terminate the agreement at the end of the probationary period with notice provided by September 1, 2000. The Company elected not to terminate the agreement;

         (2) Ontario is to receive U.S.$10,000 per month for the term of the agreement;

         (3) Ontario is to receive 250,000 shares of Company stock of which 25,000 shares is to vest at the six month anniversary of the agreement, 112,500 at the twelve-month anniversary and an additional 112,500 at the twenty four month anniversary;

         (4) Ontario is to receive options to purchase 37,500 Company shares within 90 days of the six month anniversary of the agreement and an additional 37,500 options between 90 and 180 days after the six month anniversary of the agreement. The agreement also provides for additional options once a new stock option plan is adopted by the Company's Board of Directors;

         (5) The Company may terminate the agreement at any time for cause and with a penalty without cause; and

         (6)Both Ontario and Mavroudis are subject to non-competition, non-solicitation and confidentiality obligations.


STOCK OPTION GRANTS
-------------------

         The Board of Directors approved two stock option plans for its employees, consultants and directors totaling 5,000,000 shares. The first stock option plan was approved by the Company's shareholders on December 29, 1998 for two (2) million shares. The second stock option plan was approved by the Company's shareholders on August 31, 1999 for three (3) million shares. The maximum number of shares granted to any individual under the two stock option plans is 300,000 shares.

         The following were granted stock options under the first plan (1997
Plan). Each of the following options has an exercise price of $.218.


         Pak Cheung, Chairman and CEO                   300,000 shares
         Barry Clark, President and Director            300,000 shares
         Jack Lian, Director                            300,000 shares
         Nan Hai, Director                              300,000 shares
         Xiao Feng Lin, President, Tengtu United        300,000 shares
         Greg McLelland, Vice President*                150,000 shares
         Simon Hui, VP Finance and Controller            75,000 shares
         Michael Meakes, VP - Iconix                     50,000 shares
         Other Employees                                300,000 shares
         Gordon Reid, Director                           75,000 shares
         John Watt, Director                             75,000 shares
         Michael Nikiforuk, Director                     75,000 shares

         Sub-total                                    2,300,000 shares

         The shortfall in the 1997 Plan was made up from shares included in the 1999 Plan.

* The exercise price of Mr. McLelland's options is $.25.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS and MANAGEMENT
-------- --------------------------------------------------------------



1. Security Ownership of Management - as of June 30, 2000:

---------------------------------------------------------------------------------------------------------
                      NAME AND                                        AMOUNT AND
                     ADDRESS OF                                       NATURE OF
TITLE                BENEFICIAL                                       BENEFICIAL              PERCENT
OF CLASS               OWNER                                           OWNER                  OF CLASS
---------------------------------------------------------------------------------------------------------
$.01 par        Pak Cheung - 7089 Frederick Ave.                     3,870,750                 16.2
common          Burnaby, B.C. Canada V5J 3X8

$.01 par        Jing Lian - 3806 169th Street                          870,750                   3.6
common          Lynnwood, WA 98037

$.01 par        John Watt - 335 Nepean Street                           37,000                   .15
common          Ontario, Ottawa Canada

$.01 par        Hai Nan - c/o the Company - 206-5050                   800,000                   3.3
common          Kingsway, Burnaby, B.C. V5H 4H2

$.01 par        Michael  Nikiforuk  -  155  University Ave.            150,000                   .62
common          Suite 1450, Toronto, Ontario M5H 3B7

$.01 par        Zhang Fan Qi - c/o the Company, 206-                   750,000                   3.1
common          5050 Kingsway, Burnaby B.C. V5H 4H2

$.01 par        Gordon Reid - 29 Riverbrook Road                       196,448                   .81
common          Nepean, Ontario Canada K2H7W7

$.01 par        B.D. Clark & Associates, Inc.                          400,000                   1.7
common          2253 Shardawn Mews, Missisauga,
                Ontario, Canada L5C 1W6 **

$.01 par        Simon Hui - c/o the Company, 205-                      150,000                   .62
common          5050 Kingsway, Burnaby B.C. V5H 4H2

------------------------------------------------------------------------------------------------------
** Owned equally by Barry Clark and his wife, Brenda C. Clark.



2. SECURITY OWNERSHIP OF ALL 5% BENEFICIAL OWNERS

----------------------------------------------------------------------------------------------
               NAME AND                                             AMOUNT AND
               ADDRESS OF                                            NATURE OF
TITLE          BENEFICIAL                                           BENEFICIAL        PERCENT
OF CLASS       OWNER                                                 OWNER            OF CLASS
----------------------------------------------------------------------------------------------

$.01 par        Pak Cheung - 7089 Frederick Ave.                     3,870,750         16.2
common          Burnaby, B.C. Canada V5J 3X8

$.01 par        Geomat  Holdings,   Inc.  -  Charlotte House         1,540,000          6.4
common          PON 4825, Nassau NP, Bahamas

Debenture
and warrant     Top Eagle Holdings, Ltd. - c/o                       4,500,000         18.8**
                Yugang Int'l Ltd., Room 3301-4,
                26 Harbour Rd., Hong Kong
--------------------------------------------------------------------------------

* To the Company's knowledge, no shareholder of Geomat Holdings, Inc. is an officer or director of the company. The Company has been advised that Basil Shackelford is the President of Geomat Holdings, Ltd., who also possesses Geomat's voting and investment powers.

** Top Eagle Holdings, Ltd. currently holds a debenture convertible into the Company's common stock and 1,500,00 warrants. If Top Eagle Holdings, Ltd. were to convert its debenture and exercise all of its warrants prior to December 21, 2000, it would own 4,500,000 shares of the Company's common stock. After December 21, 2000, the conversion price of the convertible debenture increases from $.50 to $1.00.

WARRANTS OUTSTANDING
--------------------

         As of June 30, 2000, the following warrants are outstanding:

Holder                                       Amount           Exercise Price
------                                       ------           --------------

Top Eagle Holdings, Ltd.                    1,500,000        $ .50 per share*
The Cavior Organization                        50,000        $1.50 per share**
The Cavior Organization                        50,000        $3.00 per share

* The exercise price for these options increases to $1.00 after December 21, 2000, $2.00 after December 21, 2001 and $4.00 after December 21, 2002.

** The Cavior Organization provides public relations and marketing services to the Company. The warrants were issued in connection with a one year contract entered into on August 1, 1999.

ITEM 13. CERTAIN RELATIONSHIPS and RELATED PARTY TRANSACTIONS
-------- ----------------------------------------------------

         Due to the continued downsizing of the staff of Tengtu United, the operations of the venture during the fiscal year ended June 30, 2000 were carried out by Tengtu China. As a result, Tengtu United has a receivable balance of $170,123. At June 30, 1999, the joint venture had a receivable balance from Tengtu China of $293,287. The Company advanced $30,000 to one of the officers during the year.

         During 2000 and 1999, respectively, the Company incurred consulting and related expenses of approximately $1,492,003 and $774,900 from officers and directors of the Company or its subsidiaries or companies controlled by these officers and directors. No payments have been made for the amounts incurred in either fiscal year. Of the total expenses incurred, approximately $182,800 in 2000 and $243,750 for 1999 represent the value of common shares issued for services to two officers. The officers entered into agreements with the Company in the year ended June, 30, 1997 that entitled them to receive 500,000 and 100,000 shares, respectively, at the date the agreements were signed. Deferred compensation of $731,250 was recorded in the year ended June 30, 1997, and is being amortized over the three year tern of each agreement.

         In January, 2000, the Company and Comadex Industries, Ltd. entered into a consulting agreement for the employment of Pak Cheung as the Company's Chairman and CEO. Pursuant to that agreement Comadex received 3,000,000 common shares for past services rendered, resulting in a charge to related party consultants expense of $750,000. If Pak Cheung is able to raise $3,000,000 or more in capital for the Company or a 50% or more owned joint venture or subsidiary, Comadex shall receive an option to purchase 1,000,000 shares of the Company's at the closing price on the day the capital is received by the Company.


         On September 9, 1999 Zhang Fan Qi, Company director loaned $100,000 to the Company. The loan bears interest at 6% per annum and is due in twelve months. The loan is convertible at the option of the Company director at the rate of $.35 per share, or into an aggregate of 285,714 shares of the Company's common stock. At the date of the loan, the Company's common stock was trading at $.25 per share, therefore the loan does not contain a beneficial conversion feature. Zhang Fan Qi has elected to convert the loan.

         Zhang Fan Qi, a Director of the Company, is the controlling shareholder of Beijing Oriental Lian Fa Technology & Trade Group Co., Ltd. ("Oriental Lian Fa") which owns 51% of Tengtu China. Zhang Fan Qi has been instrumental in having Tengtu China provide operating capital to Tengtu United. Zhang Fan Qi has also capitalized and registered Tengtu Electronic Publishing, a Chinese company to be used for a proposed joint venture with the Company, at an approximate cost of $240,000.

         As compensation to Zhang Fan Qi, the Company's Board of Directors elected to purchase a 10% interest in Tengtu China from Oriental Lian Fa at its fair market value. The documentation for the purchase has not yet been signed by the parties.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
-------- ----------------------------------------------------------------

         (a) The following financial statements are incorporated in this filing above:

         1. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2000;

         2. Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1999;

         3. Iconix International, Inc. financial statements for the fiscal year ended June 30, 2000.

         (b) No reports on Form 8-K were filed during the last quarter of the period covered by this report.

         (c) Index of Exhibits required by Item 601 of regulation S-K:

               1. Exhibit (3)(i) - Articles of Incorporation (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

               2. Exhibit (3)(ii) - By-Laws (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

               3. Exhibit (9) - Voting Trust (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

               4. Exhibit (10) - Material contracts;

                    - 1999 Non-Qualified Stock Option Incentive Plan (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - English Translation of Microsoft Cooperation Agreement (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Consulting Agreement between Tengtu and B.D. Clark and Associates, Ltd. (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Tengtu United Joint Venture Agreement and the amendment thereto (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Iconix agreement with Dell Products, L.P. (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Employment agreement between Tengtu and Jing Lian (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Consulting agreement between Comadex Industries, Ltd. and Tengtu (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),




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                    - UserNetTM Software Acquisition Agreement (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference),

                    - Top Eagle Holdings, Ltd. Convertible Debenture and Warrant Purchase Agreement contained in the Company's December 23, 1999 Form 8-K,

                    - Top Eagle Holdings, Ltd. Investor Rights Agreement contained in the Company's December 23, 1999 Form 8-K,

                    - Top Eagle Holdings, Ltd. Convertible Debenture contained in the Company's December 23, 1999 Form 8-K,

                    - Top Eagle Holdings, Ltd. Common Stock Warrant contained in the Company's December 23, 1999 Form 8-K,

                    - Independent Contractor Agreement among the Company, 1334945 Ontario Limited and Gregory Mavroudis dated April 1, 2000,

                    - Letter of Intent for Cooperation between Guandong Southern Natural Museum Co., Ltd. and Tic Beijing,

                    - License Agreement between the Company and Netopia, Inc. dated June 21, 2000.

                    - Edsoft Platforms (H.K.) Ltd. Shareholders' Agreement dated May, 2000.

               5. Exhibit(16) - Letter re: Change in Certifying Accountant (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

               6. Exhibit (21) - List of Subsidiaries (filed as part of the Company's Form 10 filed on May 25, 2000 and incorporated herein by reference);

               7. Exhibit(99) - Additional Exhibits

                    - Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 2000,

                    - Tengtu International Corp. and Subsidiaries audited financial statements for the fiscal year ended June 30, 1999

                    - Iconix International, Inc. financial statements for the fiscal year ended June 30, 2000.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto authorized.


TENGTU INTERNATIONAL CORP.
--------------------------
(Registrant)

By:/s/
   ------------------------------
Pak Kwan Cheung, Chairman of the Board of Directors
and Chief Executive Officer

Date: September 27, 2000

By:/s/
   ------------------------------
Simon Hui, Controller

Date: September 27, 2000


By: /s/
   ------------------------------
Barry Clark, President and Director

Date: September 27, 2000

By: /s/
   ------------------------------
Jing Lian, Director

Date: September 27, 2000

By: /s/
   ------------------------------
Nan Hai, Director

Date: September 27, 2000

By: /s/
   ------------------------------
Michael Nikiforuk, Director and Executive Vice President

Date: September 27, 2000

By: /s/
   ------------------------------
John D. Watt, Director and Executive Vice President

Date: September 27, 2000

By: /s/
   ------------------------------
Gordon Reid, Director

Date: September 27, 2000

By: /s/
   ------------------------------
Zhang Fan Qi

Date: September 27, 2000

Supplemental Information to be Furnished With Reports Filed pursuant to Section 15(d) of the Act by Registrants Which Have Not Registered Securities Pursuant to
Section 12 of the Act

         No annual report or proxy materials have been sent to securitiyholders, but are to be furnished subsequent to the filing of this Form 10-K.